Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLOBAL BPO SERVICES CORP.

RIVER ACQUISITION SUBSIDIARY CORP.

AND

STREAM HOLDINGS CORPORATION

DATED AS OF JANUARY 27, 2008

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Exhibit List

Exhibit 2.7(c)	—	Escrow Agreement
Exhibit 3.2(c)	—	Indemnification Agreement
Exhibit 3.2(e)(iii)	—	Parent’s Officer’s Certificate
Exhibit 3.2(e)(iv)	—	Parent’s and Merger Subsidiary’s Secretary’s Certificate
Exhibit A	—	Registration Rights/Lockup Agreements
Exhibit 3.3(c)(i)	—	Company’s Officer’s Certificate
Exhibit 3.3(c)(ii)	—	Company’s Secretary’s Certificate

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all schedules and exhibits hereto, this “Agreement”) is dated as of January 27, 2008 by and among GLOBAL BPO SERVICES CORP., a Delaware corporation (the “Parent”), RIVER ACQUISITION SUBSIDIARY CORP., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Subsidiary”), and STREAM HOLDINGS CORPORATION, a Delaware corporation (“Holdings” and together with all of its Subsidiaries, the “Company”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 1.1 hereof.

RECITALS:

WHEREAS, the Parent has formed the Merger Subsidiary for the purpose of merging it with and into Holdings, with Holdings continuing as the Surviving Company and as a wholly owned subsidiary of the Parent;

WHEREAS, the respective boards of directors of the Parent, the Merger Subsidiary and Holdings have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that the merger of the Merger Subsidiary with and into Holdings, as set forth below (the “Merger”), is fair to, and in the best interest of, the Parent, the Merger Subsidiary and Holdings, as the case may be, and their respective stockholders, and declared that the Merger is advisable, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (c) recommended acceptance of the Merger and approval of this Agreement by its respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the holders of a majority of the issued and outstanding shares of common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”) intend, following the execution of this Agreement, to approve and adopt the Merger on the terms and subject to the conditions set forth in this Agreement, the execution by Holdings of this Agreement and the consummation of the transactions contemplated hereby, in accordance with the DGCL, and will deliver evidence of such approval to the Parent;

WHEREAS, the Parent, in its capacity as sole stockholder of the Merger Subsidiary, intends, following the execution of this Agreement, on the terms and subject to the conditions set forth in this Agreement, to approve and adopt the Merger, the execution by the Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, as an inducement to Holdings to enter into this Agreement, it is a condition to the consummation of the transactions contemplated by this Agreement that Parent enter into a Registration Rights/Lockup Agreement with the stockholders of Holdings and Optionholders in the form of Exhibit A hereto;

WHEREAS, the Parent desires to provide Holdings certain protections to mitigate its damages in the event that the Parent fails to consummate the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Adjustment Statement” has the meaning set forth in Section 2.10(c) hereof.

“Affiliate” of any particular Person means (a) any other Person controlling, controlled by or under common control with such Person, whether directly or indirectly, through Contract, ownership, or otherwise, (b) any director, officer, partner or similar individual of such Person, and (c) any Person beneficially owning more than ten percent (10%) of the voting securities of such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company is or has been a member.

“Affiliate Warrants” has the meaning set forth in Section 6.3 hereof.

“Agreement” has the meaning set forth in the Preamble.

“AMEX” means the American Stock Exchange.

“Approved Capital Expenditures” means capital expenditures (a) incurred in the ordinary course of business consistent with past practice that are not more than $500,000 per fiscal quarter in excess of the Company’s budgeted amounts for such quarter as set forth in the Budget, (b) for call center sites as set forth in the Budget that are not reasonably expected to both (i) cost more than $4,000,000, and (ii) have an expected payback of more than two (2) years, or (c) approved by the Parent, which consent will not be unreasonably withheld, conditioned or delayed.

“Assets” means all assets owned or utilized by the Company including, without limitation, Leased Real Property, Personal Property, inventory, accounts receivables, goodwill, Proprietary Rights and any asset listed on the Financial Statements or any subsequently delivered balance sheet of the Company prior to the Closing.

“Audited Financial Statements” has the meaning set forth in Section 5.5(a).

“Average Trading Price” means the average closing price of a Parent Unit on the AMEX for the thirty (30) day period ending three (3) Business Days prior to the Closing Date, as reported by AMEX (subject to adjustment in the event of any stock dividend, stock split or similar event affecting the Parent Common Stock during such 30-day period).

“Budget” means the Company’s budget attached hereto as Schedule 1.1(b) hereto.

“Business” means Holdings and its Subsidiaries’ business of providing global technical support and customer service outsourcing as of the date hereof.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Cash Consideration” means an amount equal to the Purchase Price minus $14,500,000.

“Certificate” has the meaning set forth in Section 2.7(a) hereof.

“Certificate of Merger” has the meaning set forth in Section 2.1(a) hereof.

“Closing” has the meaning set forth in Section 2.11 hereof.

“Closing Date” has the meaning set forth in Section 2.11 hereof.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.10(b) hereof.

“Closing Date Working Capital” of the Company means the following from the Closing Date Balance Sheet: (a) the sum of (i) cash and cash equivalents (but only to the extent not swept out of the Company’s bank accounts on the Closing Date and not included in calculating the Purchase Price), (ii) accounts receivable, net of reserves, (iii) prepaid expenses, and (iv) other current assets, less (b) the sum of (i) accounts payable, (ii) liabilities for Taxes, net of the Transaction Tax Benefits, and (iii) other accrued expenses (excluding deferred income Taxes, and the Retained Litigation); provided that Closing Date Working Capital shall not include the Company’s Transaction Fees deducted from the Purchase Price at Closing and shall not include Closing Indebtedness.

“Closing Fee Statement” means a certificate furnished by the Company to the Parent at least two (2) Business Days prior to the Closing Date, setting forth the amount of the Working Capital Holdback, Company Transaction Fees, the Closing Indebtedness, the Approved Capital Expenditures, and each other item required to calculate the Purchase Price and the consideration to be paid to each holder of Shares and Optionholder.

“Closing Indebtedness” means, as of the Closing Date, the aggregate amount of Indebtedness of the Company, including, but not limited to, any prepayment penalties, early termination fees, bank fees and related expenses payable by the Company in connection with the repayment or assumption by the Parent of any Indebtedness of the Company.

“COBRA” has the meaning set forth in Section 5.20(d) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” has the meaning set forth in Article V hereof.

“Company Employee” has the meaning set forth in Section 8.10 hereof.

“Company Plans” has the meaning set forth in Section 5.20(a) hereof.

“Company Records” has the meaning set forth in Section 4.5 hereof.

“Company SEC Fees” means (a) all filing, edgarizing, printing, legal, accounting, consulting, and other out of pocket fees relating to the filing of the Proxy Statement and other SEC matters incurred by the Company prior to the Closing up to $200,000 and (b) all amounts incurred by the Company, with the Parent’s consent, prior to the Closing Date in connection with bringing the Company into compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Company Transaction Fees” means all (a) fees, costs and expenses payable by the Company relating to any fee agreements with H.I.G. Capital LLC and its Affiliates, including without limitation, any accrued, but unpaid management fees; (b) investment banking, broker, legal, accounting or consulting fees, costs and expenses in connection with the transactions contemplated by this Agreement or the sale of the Company; (c) transactional bonuses that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company or its Affiliates prior to the Closing Date; (d) premiums for any tail insurance policy that the Company elects to purchase for the directors and officers of the Company prior to the Closing Date; and (e) one-half of the HSR Act filing fees; provided that, for purposes of clarification, Company Transaction Fees shall not include Company SEC Fees.

“Confidentiality Agreement” has the meaning set forth in Section 5.27 hereof.

“Contested Adjustment Notice” has the meaning set forth in Section 2.10(c) hereof.

“Contested Adjustments” has the meaning set forth in Section 2.10(c) hereof.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, understandings, arrangements, licenses, mortgages, promissory notes, deeds of trust, indentures, and leases, whether written or oral, to which such Person is a party and which are legally binding.

“Conversion Payments” means any funds paid to holders of IPO Shares who shall have demanded that the Parent convert their IPO Shares into cash pursuant to the Parent Charter.

“Disagreed Changes” shall have the meaning set forth in Section 12.1 hereof.

“DGCL” has the meaning set forth in the Recitals.

“Draft Return” has the meaning set forth in Section 12.1 hereof.

“EBITDA” means earnings before interest, income Taxes, depreciation and amortization, calculated in accordance with GAAP, but excluding: Company Transaction Fees; Company SEC Fees; fees and expenses relating to the Company’s relocation of its Mumbai South India facility (including, but not limited to, fees and expenses paid or payable to Linn Ventures for such relocation); stock-based non-cash compensation; and any payments made in connection with earnout payments made to Zia Shiekh, Vineet Mittal and Wasim Shiekh during fiscal 2007 or 2008.

“Effective Time” has the meaning set forth in Section 2.1(a) hereof.

“Environmental Laws” means all applicable Laws concerning the pollution or protection of the environment or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state or local department of natural resources or other environmental protection agency.

“Escrow Agent” has the meaning set forth in Section 2.7(c) hereof.

“Escrow Agreement” has the meaning set forth in Section 2.7(c) hereof.

“Escrow Cash” means Six Million Seven Hundred Thousand Dollars ($6,700,000).

“Escrow Fund” has the meaning set forth in Section 2.7(c) hereof.

“Escrow Units” means 812,500 Parent Units (subject to adjustment in the event of any stock dividend, stock split or similar event affecting the Parent Common Stock after the date hereof).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.10(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Form S-4 Alternative” has the meaning set forth in Section 8.1(g) hereof.

“Founders” means the parties identified as “Investors” in the Registration Rights Agreement, dated as of October 17, 2007, among the Parent and such individuals.

“Fully Diluted Shares” has the meaning set forth in Section 2.5(c) hereof.

“GAAP” means generally accepted accounting principles, consistently applied with past practices, in the United States as of the date hereof.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction of any country, state, province or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency.

“Hazardous Substances” means any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants or related materials regulated under, or as defined in any Environmental Law.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Common Stock” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes or deferred purchase price obligations (other than accounts payable) issued or entered into in connection with any acquisition undertaken by such Person); (c) all obligations of such Person under any capitalized lease; (d) all obligations in respect of letters of credit issued for the account of such Person (other than letters of credit securing obligations relating to the Company’s Leased Real Property to the extent not drawn on the Closing Date); and (e) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing.

“Indemnified Directors and Officers” has the meaning set forth in Section 9.2 hereof.

“Indemnitee” has the meaning set forth in Section 11.3(a) hereof.

“Indemnitor” has the meaning set forth in Section 11.3(a) hereof.

“Independent Accountant” has the meaning set forth in Section 2.10(c) hereof.

“India Earnout Payments” means the cash earnout amounts payable upon the achievement of certain performance criteria, if any, to Zia Shiekh, Vineet Mittal and Wasim Shiekh pursuant to agreements to be entered into by and between the Company and each of Zia Shiekh, Vineet Mittal and Wasim Shiekh on or prior to the Closing Date and payable after the Closing Date.

“IPO” has the meaning set forth in Section 6.3 hereof.

“IPO Shares” means the 31,250,000 shares of Parent Common Stock issued in the Parent’s initial public offering completed on October 23, 2007.

“IPO Warrants” has the meaning set forth in Section 6.3 hereof.

“Knowledge” means (a) in the case of the Parent or the Merger Subsidiary, the actual knowledge of R. Scott Murray, Charles F. Kane, Sheila Flaherty and Lloyd Linnell, and (b) in the case of the Company, the actual knowledge of the Company’s chief executive officer, Toni Portmann, chief financial officer, Tom Andrus, Jeff Evert, Mark Beattie, Harry Jackson, Zia Shiekh, Rick Blumsack, Bob Mercer, and/or Laurie Brashear.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations, common law and Orders.

“Leased Real Property” means all of the right, title and interest of the Company under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property that is used in the operation of the Business or leased by the Company.

“Leases” means those leases and subleases of the Leased Real Property set forth on Schedule 5.17(a) hereto.

“Liability” means, with respect to any Person, any liability, debt, guarantee, loss, cost, expense, fine, penalty, or damage of any kind, whether known, unknown, asserted, accrued, unaccrued, liquidated or unliquidated, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, easement, charge, or similar encumbrance.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses relating to the defense thereof; provided that Losses shall not include speculative, consequential, punitive or special damages unless required by a Governmental Agency to be paid to a third party or paid to a third party as part of a settlement approved by an Indemnitor.

“Material Adverse Effect” means, when used in connection with a Person, any event, circumstance, change, occurrence or effect that, individually or in the aggregate, is materially adverse to the business or financial condition of the Person, taken as a whole with all of its Subsidiaries; provided, however, that no such event, circumstance, change, occurrence, or effect will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) the outbreak or escalation of hostilities involving the United States or another jurisdiction in which such Person has operations, the declaration by the United States or another jurisdiction in which such Person has operations of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism; (b) a natural disaster or any other natural occurrence beyond the control of the Person; (c) the announcement or pendency of the transactions contemplated hereby if such event, circumstance, change, occurrence or effect would not have occurred but for such announcement or pendency; (d) any change in accounting requirements or principles imposed upon the Company or any change in applicable Laws or the interpretation thereof; (e) any action required by this Agreement; (f) any action of the Company between the date hereof and the Closing that requires the consent of the Parent pursuant to the terms of this Agreement if the Parent consents to the taking of such action; or (g) any adverse change in the global contact center industry to the extent such deterioration does not have a disproportionate adverse effect on the Company as compared to all the other Persons engaged in the same business taken as a whole.

“Material Contracts” means those Contracts of the Company required to be identified as Material Contracts on Schedule 5.8(a) hereto.

“Merger” has the meaning set forth in the Recitals.

“Merger Subsidiary” has the meaning set forth in the Preamble.

“NASD” means the National Association of Securities Dealers.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling of a Governmental Agency of competent jurisdiction directed to and naming such Person.

“Option” means any options, subscriptions, warrants, rights, profit participation or other arrangements, or convertible or exchangeable securities by which any Person has the right to purchase capital stock, or any security convertible or exchangeable into capital stock, of another Person or by which a Person is bound to issue capital stock.

“Optionholder” means a holder of Vested Options of Holdings.

“Overlap Period” means the taxable year or period beginning on or before and ending after the Closing Date.

“Parent” has the meaning set forth in the Preamble.

“Parent Alternative Transaction” means the consummation of a “Business Combination” (as defined in the Parent Charter as in effect on the date hereof) that would permit or cause the assets in the Trust Account to be distributable to the Parent or its designee.

“Parent Charter” means the Second Amended and Restated Certificate of Incorporation of the Parent.

“Parent Contracts” has the meaning set forth in Section 6.8(a) hereof.

“Parent Common Stock” means the common stock of the Parent, par value $.001 per share, whose price is quoted on AMEX under the ticker symbol “OOO.”

“Parent Disclosure Schedule” has the meaning set forth in Article VI hereof.

“Parent SEC Reports” has the meaning set forth in Section 6.5(a) hereof.

“Parent Units” means the common stock, par value $0.001 per share, and warrants to purchase such common stock with an exercise price of $6.00 per share, of the Parent, whose price is quoted on AMEX under the ticker symbol “OOO.U”

“Parent Warrants” has the meaning set forth in Section 6.3 hereof, whose price is quoted on AMEX under the ticker symbol “OOO.WS.”

“Parent Stockholders Meeting” has the meaning set forth in Section 8.1(e) hereof.

“PBGC” means the Pension Benefit Guarantee Corporation.

“Permitted Liens” means (a) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which an adequate reserve is made; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or interfere with the use thereof; and (e) Liens reflected on the financial statements of such Person.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company in the conduct of the Business, including, without limitation, all furniture, computer hardware, equipment, vehicles, and fixtures that are not affixed to real property, wherever located.

“Pre-Closing Period” means all taxable years or periods ending on or before the Closing Date and, with respect to the Overlap Period, the portion of such period ending on the Closing Date.

“Proceeding” means any claim, action, arbitration, audit, lawsuit, investigation, litigation or suit (whether civil, criminal or administrative).

“Pro Rata Basis” means the allocation among the holders of Shares and Vested Options pursuant to a fraction, the numerator of which is the number of Shares and shares of common stock represented by Vested Options held by such Person and the denominator of which is the number of Fully Diluted Shares.

“Proprietary Rights” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (b) all foreign and domestic trademarks, service marks, trade dress, logos and trade names (including without limitation, all applications and registrations therefor) and all goodwill associated therewith; (c) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information (including customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (e) all copies and tangible embodiments thereof in whatever form or medium.

“Prospectus” means the final prospectus of the Parent, dated October 18, 2007, as filed under the Securities Act.

“Proxy Statement” has the meaning set forth in Section 8.1(a) hereof.

“Purchase Price” means the amount equal to Two Hundred Twenty Five Million Eight Hundred Thousand Dollars ($225,800,000) (a) plus the aggregate exercise price payable upon exercise of all Vested Options, (b) plus or minus the purchase price adjustments in Section 2.10(a) hereto, (c) plus (i) in the event that (A) the Closing Date is after July 31, 2008, (B) the Company’s EBITDA for the seven months ended July 31, 2008 exceeds $15,045,000, and (C) the Company’s revenue for the seven months ended July 31, 2008 exceeds $268,949,000, $5,000,000, plus (ii) in the event that (A) the Closing Date is after August 31, 2008, (B) the Company’s EBITDA for the eight months ended August 31, 2008 exceeds $17,499,000, and (C) the Company’s revenues for the eight months ended August 31, 2008 exceeds $309,041,000, $5,000,000, and plus (iii) in the event that (A) the Closing Date is after September 30, 2008, (B) the Company’s EBITDA for the nine months ended September 30, 2008 exceeds $20,619,000, and (C) the Company’s revenue for the nine months ended September 30, 2008 exceeds $351,116,000, $10,000,000, (d) plus an amount equal to 75% of the Company’s Approved Capital Expenditures made during the period beginning July 1, 2008 and ending on the Closing Date, (e) minus Closing Indebtedness,

(f) minus any Company Transaction Fees, (g) minus the Working Capital Holdback; provided that if the Parent is otherwise ready, willing and able to file the Proxy Statement or any amendment thereto, but the Parent is delayed in doing so and the Company’s failure (whether or not within the Company’s control) to deliver its financial statements required to be disclosed therein is the sole cause of such delay, the dates set forth in Sections (c)(i)(A), (c)(ii)(A), and (c)(iii)(A) of this definition shall be extended (x) one (1) Business Day for each Business Day that the Company’s failure to deliver the 2007 Financial Statements after March 31, 2008 (or failure to deliver the unaudited financial statements for the first quarter of fiscal 2008, which shall be suitable for filing with the SEC, after the 135th day after December 31, 2007) is the sole cause of the delay in filing the Proxy Statement or any amendment thereto, plus (y) three (3) Business Days.

“Registration Rights/Lockup Agreement” has the meaning set forth in Section 3.2(e)(vi) hereof.

“Retained Litigation” means any Proceeding initiated by the Stockholders’ Representative against Solectron or by Solectron (whether or not actual litigation has been commenced by either party) reasonably relating to working capital or Solectron’s representations regarding financial statements and/or indebtedness pursuant to that certain Stock Purchase Agreement by and among Solectron Corporation, Stream International, Inc., Stream New York, Inc., Stream International (Bermuda) Ltd., Solectron Global Services Italy S.R.L. and Call Center Holdings, Inc., dated as of March 7, 2004, as amended.

“Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Amount Certificate” has the meaning set forth in Section 2.10(c).

“Settlement Date” has the meaning set forth in Section 2.10(d).

“Severance Payments” means severance or termination payments actually paid to any of the individuals set forth on Schedule 1.1(c) hereto in connection with the termination of such individual’s employment with the Company within six months after the Closing Date pursuant to agreements or arrangements with such individual in effect on the Closing Date.

“Share” has the meaning set forth in Section 2.5(c) hereof.

“Shortfall Underage” shall have the meaning set forth in Section 2.10(b)(ii).

“Stockholders’ Representative” shall have the meaning set forth in Section 2.9(a) hereof.

“Stock Plans” means any stock option or stock-based compensation plan of Holdings.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Supplemental Units” means that number of Parent Units equal to either (a) if the Average Trading Price is less than $8.00, the difference of (i) product of (A) 1,812,500 multiplied by (B) a fraction, the numerator of which is $8.00 and the denominator of which is the Average Trading Price, minus (ii) 1,812,500, or (b) if the Average Trading Price is greater than $8.00, zero (0); provided that in no event shall such number exceed 335,648 (in each case, subject to adjustment in the event of any stock dividend, stock split or similar event affecting the Parent Common Stock after the date hereof).

“Surplus Shortfall” shall have the meaning set forth in Section 2.10(b)(i).

“Survival Period” has the meaning set forth in Section 11.1 hereof.

“Surviving Company” has the meaning set forth in Section 2.1(b) hereof.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing.

“Transaction Tax Benefit” means the Tax benefit actually realized by the Company or the Parent for the taxable year in which the Closing occurs that is attributable to the vesting or exercise in such taxable year of any option or other compensatory instrument and the expenses of the Company incurred in connection with the consummation of the Merger set forth on Schedule 1.1 hereto. For purposes of this Agreement the parties hereto agree that to the extent deductible in or prior to the taxable year such amount is paid or incurred, the items set forth on Schedule 1.1 hereto shall be deemed to have occurred in the Pre-Closing Period for purposes of (i) Section 12.6 of this Agreement (for purposes of determining the amount of Pre-Closing Taxes, if any) (ii) for purposes of determining whether representations related to Taxes are true and correct, and (iii) if paid or incurred prior to the Settlement Date, for purposes of Closing Date Working Capital.

“Trust Account” has the meaning set forth in Section 6.18(a) hereof.

“Trust Agreement” has the meaning set forth in Section 6.18(a) hereof.

“Trust Fund” has the meaning set forth in Section 6.18(a) hereof.

“Trustee” has the meaning set forth in Section 6.18(a) hereof.

“Trust Claims” has the meaning set forth in Section 10.3 hereof.

“Unaudited Financial Statements” has the meaning set forth in Section 5.5(a) hereof.

“Underwriter Options” has the meaning set forth in Section 6.3 hereof.

“Unit Certificate” shall mean a certificate evidencing one or more Parent Units or any portion thereof.

“Unit Consideration” means that number of Parent Units equal to the Unit Consideration Number.

“Unit Consideration Number” means 1,812,500 Parent Units plus the Supplemental Units (in each case, subject to adjustment in the event of any stock dividend, stock split or similar event affecting the Parent Common Stock after the date hereof).

“Unit Price” means $8.00 (subject to equitable adjustment in the event of any stock dividend, stock split or similar event affecting the Parent Common Stock after the date hereof).

“Vested Options” means all in-the-money Options of Holdings which by their terms are exercisable or become exercisable at the Effective Time.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital Holdback” means an amount determined by the Stockholders’ Representative, in its sole discretion, which shall not be less than $2,000,000, no later than two (2) Business Days prior to the Closing Date to pay amounts payable to the Parent pursuant to Section 2.10(b)(i) hereof, if any.

“Working Capital Shortfall” means the amount by which the Company’s Closing Date Working Capital is less than $54,000,000; provided that there will be no adjustment if such amount is less than $1,500,000.

“Working Capital Surplus” means the amount by which the Company’s Closing Date Working Capital exceeds $54,000,000; provided that there will be no adjustment if such amount is less than $1,500,000.

“2007 Financial Statements” has the meaning set forth in Section 5.5(a).

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Merger Subsidiary and Holdings shall duly prepare, execute and acknowledge a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL that shall be filed with the Secretary of the State of Delaware at such time and in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time set forth in the Certificate of Merger as shall be agreed to by the Merger Subsidiary and Holdings). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Merger Subsidiary shall be merged with and into Holdings, and the separate corporate existence of the Merger Subsidiary shall cease, and Holdings shall continue as the Surviving Company under the DGCL (the “Surviving Company”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of Holdings and the Merger Subsidiary shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of Holdings and the Merger Subsidiary shall become debts, liabilities, obligations and duties of the Surviving Company.

2.2 Certificate of Incorporation of the Surviving Company. At the Effective Time and without any further action on the part of Holdings or the Merger Subsidiary, the certificate of incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

2.3 By-laws of the Surviving Company. At the Effective Time and without any further action on the part of Holdings or the Merger Subsidiary, the by-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

2.4 Directors and Officers.

(a) Surviving Company. At the Effective Time, the directors of the Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Company, each of such directors to hold office subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Company. At the Effective Time, the officers of Holdings immediately prior to the Effective Time and the Persons listed on Schedule 2.4 hereto shall be officers of the Surviving Company, each of such officers to hold office subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Company.

(b) Parent. At the Effective Time, Rick Rosen shall be appointed to the board of directors of the Parent.

2.5 Conversion. All of the issued and outstanding shares of capital stock of the Merger Subsidiary and Holdings shall, by virtue of the Merger and without any action on the part of the respective holders thereof, be converted or cancelled, as the case may be, as follows:

(a) At the Effective Time, each outstanding share of common stock, par value $0.01 per share, of the Merger Subsidiary shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

(b) Each share of Holdings Common Stock owned by Holdings as treasury stock shall be cancelled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor.

(c) Each share of Holdings Common Stock (other than shares to be cancelled in accordance with Section 2.5(b) hereof) (a “Share”) issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into (i) the right to receive an amount of cash equal to the quotient obtained by dividing (A) the Cash Consideration minus the Escrow Cash by (B) the sum of (1) the number of Shares issued and outstanding immediately prior to the Effective Time plus (2) the number of shares of Holdings Common Stock subject to Vested Options (the “Fully Diluted Shares”), (ii) the right to receive the number of Parent Units equal to the quotient obtained by dividing (A) the Unit Consideration Number minus the Escrow Units by (B) the Fully Diluted Shares, and (iii) the contingent and deferred right to receive (A) the portion of the Escrow Fund attributable to such Share as provided in the Escrow Agreement and (B) the portion of the proceeds received by the Company from the Retained Litigation and the unpaid portion of the Working Capital Holdback set aside by the Stockholders’ Representative pursuant to Section 2.7(e) attributable to such Share, determined on a Pro Rata Basis.

(d) Each Vested Option shall be converted at the Effective Time, subject to Section 2.7(d), into (i) the right to receive, in respect of each share of Holdings Common Stock subject to such Vested Option, an amount of cash, if any, equal to (A) the quotient obtained by dividing (1) the Cash Consideration minus the Escrow Cash by (2) the Fully Diluted Shares, minus (B) the exercise price payable upon exercise in full of such Vested Option, (ii) the right to receive, in respect of each share of Holdings Common Stock subject to such Vested Option, a number of Parent Units, if any, equal to the quotient obtained by dividing (A) the Unit Consideration Number minus the Escrow Units by (B) the Fully Diluted Shares, and (iii) the contingent and deferred right to receive (A) the portion of the Escrow Fund attributable to such Vested Option as provided in the Escrow Agreement and (B) the portion of the proceeds received by the Company from the Retained Litigation and the unpaid portion of the Working Capital Holdback set aside by the Stockholders’ Representative pursuant to Section 2.7(e) attributable to such Vested Option, determined on a Pro Rata Basis.

(e) Each Option of Holdings that is not a Vested Option shall be cancelled at the Effective Time.

(f) To the extent that any holder of Shares or Vested Options is entitled to a fractional portion of the Parent Units pursuant to this Section 2.5, such holder shall receive, in lieu of such fractional portion, cash in an amount equal to the product of (i) such fractional portion of the Parent Units multiplied by (ii) the Average Trading Price.

2.6 Stock Option and Other Plans. Prior to the Effective Time, the board of directors of Holdings shall (a) obtain from Toni Portmann, and shall use its commercially reasonable efforts to obtain from all other holders of Options of Holdings, all necessary consents and releases, to provide for the exercise or cancellation of such Options, effective at or prior to the Effective Time, subject to the payment provided for in Section 2.5(d) hereof in the case of Vested Options, and (b) terminate, as of the Effective Time, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company. At the Effective Time, each Option shall no longer be exercisable for the purchase of shares of capital stock of Holdings, but each Vested Option shall entitle the holder thereof, in cancellation and settlement therefor, to the consideration set forth in Section 2.5(d) hereof.

2.7 Delivery of Funds; Surrender of Certificates.

(a) On the Closing Date, the Parent, upon surrender by each stockholder of Holdings of the certificate(s), if any, (each, a “Certificate”) that, or a lost certificate affidavit, immediately prior to the Effective Time, representing the Shares held by such stockholder and a letter of transmittal provided by the Company and reasonably acceptable to the Parent, shall, contemporaneously with the filing of the Certificate of Merger, wire transfer (or by check for amounts below $25,000 or if such stockholder shall not have provided wire transfer instructions) in immediately available funds to each such stockholder in exchange therefor upon the Closing the cash amount due such stockholder in accordance with Section 2.5(c)(i) hereof. Each stockholder of Holdings shall designate a bank account to the Parent to receive such funds not later than two (2) Business Days prior to the Closing Date. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such lost, stolen or destroyed Certificate and an agreement to indemnify the Parent and its Affiliates in a form reasonably satisfactory to the Parent, the Parent shall pay the amount to which such stockholder is otherwise entitled pursuant to this Section 2.7(a).

(b) On the Closing Date, subject to Section 2.15 hereof, the Parent, upon surrender by each Optionholder to Holdings of the Option agreement that, immediately prior to the Effective Time, represented the Options held by such Optionholder, shall, contemporaneously with the filing of the Certificate of Merger, pay by wire transfer (or by check for amounts below $25,000 or if such Optionholder shall not have provided wire transfer instructions) to each Optionholder in exchange therefor an amount in immediately available funds equal to the cash amount due such Optionholder in accordance with Section 2.5(d) hereof by wire transfer to an account designated in writing to the Parent by such Optionholder not later than two (2) Business Days prior to the Closing Date.

(c) On the Closing Date, the Parent shall deliver to, and each of the stockholders of Holdings and Optionholders shall be deemed to have received and deposited with, The Bank of New York Trust Company, N.A., as escrow agent (the “Escrow Agent”) pursuant to the escrow agreement substantially in the form of Exhibit 2.7(c) hereto (the “Escrow Agreement”) the Escrow Cash and the Escrow Units (collectively, together with interest and other income thereon, the “Escrow Fund”). After the nine (9) month anniversary of the Closing Date, the Escrow Agent shall distribute to the holders of Shares and Optionholders on a Pro Rata Basis the lesser of (i) 185,500 Parent Units and (ii) the number of Parent Units in the Escrow Fund at such time; provided that if the Parent has delivered written notice to the Stockholders’ Representative and Escrow Agent prior to such date of pending indemnification Claims hereunder, the Escrow Agent shall distribute only that number, if any, of Parent Units that have a value equal to the amount by which (i) the aggregate amount of the then pending claims is less than (ii) the value of the Escrow Fund, but in any event not more than 185,500 Parent Units. The remaining Escrow Fund shall be held during the period commencing on the Closing Date and ending on the later of (i) the date that the Parent’s Independent auditor issues its opinion on the Parent’s financial statements for the fiscal year ending December 31, 2008; or (ii) the date which is twelve (12) months from the Closing Date, but in any event not later than eighteen (18) months from the date of this Agreement. The Escrow Fund shall be disbursed solely for the purposes, and in accordance with the terms, of the Escrow Agreement. Following the termination of the Escrow Agreement pursuant to its terms, any undisbursed portion of the Escrow Fund shall be paid to the stockholders and Optionholders of Holdings pro rata based upon the number of Shares and shares of Holdings Common Stock subject to Vested Options held by a Person relative to the number of Fully Diluted Shares.

(d) On or as soon as practicable after the Closing Date, the Parent shall deliver to each holder of Shares and Optionholder that has delivered to the Parent an executed counterpart of the Registration Rights/Lockup Agreement a Unit Certificate representing the portion of the Unit Consideration (other than the Escrow Units) such holder of Shares or Optionholder is entitled to receive hereunder. In the event that a holder of Shares or Optionholder does not deliver to the Parent prior to the Closing Date such executed counterpart to the Registration Rights/Lockup Agreement or any consents or releases contemplated by Section 2.6 hereof, the Parent shall have the right, but not the obligation, to deliver to such holder of Shares or Optionholder cash in lieu of any Parent Units, or portion thereof, such Person would otherwise be entitled to hereunder. The Parent shall have the right to increase the number of Parent Units and decrease the amount of cash delivered to H.I.G. Call Center II, Inc. (or any transferee of its shares of capital stock of the Company prior to the Closing) at the Closing in an amount equal to the cash paid to holders of Shares or Optionholders in lieu of Parent Units who do not deliver to the Parent prior to the Closing Date such executed counterpart to the Registration Rights/Lockup Agreement or the consents or releases contemplated by Section 2.6 hereof.

(e) On the Closing Date, the Parent shall pay to the Stockholders’ Representative the Working Capital Holdback by wire transfer in immediately available funds. The Stockholders’ Representative shall hold the Working Capital Holdback and shall pay to the Parent in accordance with Section 2.10 hereof any amount that may become payable to the Parent pursuant to Section 2.10(b)(i) hereof. On or prior to the fifth (5th) day after the Settlement Date, the Stockholders’ Representative shall pay to the holders of Shares on a Pro Rata Basis the amount of the Working Capital Holdback not paid to the Parent pursuant to Section 2.10(b)(i) hereof and shall remit to the Parent the gross amount payable to the Optionholders, of which the Parent shall pay to each Optionholder its portion thereof, net of applicable Tax withholding.

(f) On the Closing Date the Parent shall use the Company Transaction Fees to pay the underlying obligations to the Persons who are owed in connection therewith.

2.8 No Further Rights of Transfer. At and after the Effective Time, each stockholder of Holdings shall cease to have any rights as a stockholder of Holdings, except as otherwise required by applicable Law and except for the right of each stockholder of Holdings to surrender his or her Certificate or lost Certificate affidavit in exchange for payment of the applicable amount pursuant to Section 2.7(a) hereof, and no transfer of Shares shall be made on the stock transfer books of the Surviving Company. At the Effective Time, the stock ledger of Holdings with respect to the Shares shall be closed.

2.9 Stockholders’ Representative.

(a) By approving this Agreement, the stockholders and Optionholders of Holdings hereby appoint H.I.G. Call Center II, Inc., a Cayman Island company, and its permitted successors, as the agent for and on behalf of the stockholders of Holdings (the “Stockholders’ Representative”) to give and receive notices and communications, to authorize delivery to the Parent of Escrow Units and Escrow Cash from the Escrow Fund in satisfaction of indemnification claims by the Parent, to withhold the Working Capital Holdback and settle and pay the Purchase Price adjustments in Section 2.10, to object to such deliveries, negotiate, enter into settlements and compromises of, and comply with Orders of courts with respect to such claims (including third party claims), and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed from time to time upon not less than ten (10) days’ prior written notice, executed by the Stockholders’ Representative to the Parent. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for its services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Company and each of the stockholders and Optionholders of Holdings.

(b) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The stockholders and Optionholders of Holdings shall severally indemnify the Stockholders’ Representative and hold it, its officers, directors, employees and agents harmless against any Losses, Liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

(c) A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all the stockholders and Optionholders of Holdings for whom Escrow Units and Escrow Cash is otherwise issuable or payable to them are deposited in escrow and shall be final, binding, and conclusive upon each such stockholder and Optionholders, and the Parent may rely upon any decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such stockholder and Optionholders. The Stockholders’ Representative shall have the right to consent to the use of the Escrow Fund to settle any claims made hereunder.

(d) H.I.G. Call Center II, Inc. may resign as the Stockholders’ Representative and appoint a successor Stockholders’ Representative in its sole discretion at any time by giving five days’ prior written notice of such resignation to the Parent, which notice shall include the name of the successor Stockholders’ Representative. Such successor Stockholders’ Representative shall become the Stockholders’ Representative and H.I.G. Call Center II, Inc. shall be discharged from its duties hereunder upon the resignation date specified in such notice.

2.10 Purchase Price Adjustment.

(a) Pre-Closing Adjustments. At least three (3) Business Days prior to the Closing Date, the chief financial officer of the Company shall prepare and deliver to the Parent an estimated balance sheet and an estimated calculation of the Closing Date Working Capital for the Company as of the Closing Date, prepared in accordance with GAAP utilizing the same GAAP methodology and assumptions as was used in preparing the Financial Statements (the “Estimated Closing Date Balance Sheet”). If the Estimated Closing Date Balance Sheet shows a Working Capital Shortfall, the Purchase Price shall be reduced by the aggregate amount of such Working Capital Shortfall. If the Estimated Closing Date Balance Sheet shows a Working Capital Surplus, the Purchase Price shall be increased by the aggregate amount of such Working Capital Surplus.

(b) Post-Closing Adjustments. Within sixty (60) days following the Closing Date, the Parent shall cause the Surviving Company to prepare and deliver to the Stockholders’ Representative an unaudited balance sheet for the Company (the “Closing Date Balance Sheet”) and a calculation of the Closing Date Working Capital as of the close of business on the Closing Date, which shall be prepared by the Surviving Company in accordance with GAAP utilizing the same GAAP methodology and assumptions as was used in preparing the Estimated Closing Date Balance Sheet (to the extent consistent with those used in preparing the Financial Statements). The Parent shall, and shall use commercially reasonable efforts to cause the Surviving Company’s accountants to, provide the Stockholders’ Representative with reasonable access to all books, records, work papers and other documents and data as was used to prepare the Closing Date Balance Sheet. The Stockholders’ Representative shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Working Capital calculations and make any proposed adjustments thereto as provided in Section 2.10(c) hereof.

(i) If it is determined (A) there is a Working Capital Surplus based on the Closing Date Balance Sheet less than the estimated Working Capital Surplus calculated under Section 2.10(a) (the “Surplus Shortfall”), or (B) there is a Working Capital Shortfall based on the Closing Date Balance Sheet, either (I) in excess of the estimated Working Capital Shortfall calculated under Section 2.10(a) or (II) if there was an estimated Working Capital Surplus calculated under Section 2.10(a), the Stockholders’ Representative shall pay to the Surviving Company on the Settlement Date from the Working Capital Holdback either (1) the Surplus Shortfall, (2) in the case of Section 2.10(b)(i)(B)(I), the excess Working Capital Shortfall, or (3) in the case of Section 2.10(b)(i)(B)(II), the Working Capital Shortfall plus any estimated Working Capital Surplus added to the Purchase Price pursuant to Section 2.10(a) hereof.

(ii) If it is determined (A) there is a Working Capital Shortfall based on the Closing Date Balance Sheet less than the estimated Working Capital Shortfall calculated under Section 2.10(a) (the “Shortfall Underage”), or (B) there is a Working Capital Surplus based on the Closing Date Balance Sheet either (I) in excess of the estimated Working Capital Surplus calculated under Section 2.10(a) or (II) if there was an estimated Working Capital Shortfall calculated under Section 2.10(a), the Parent shall pay to the Stockholders’ Representative (to be distributed to Holdings’ stockholders and the Optionholders immediately prior to the Effective Time on a Pro Rata Basis) either (1) the Shortfall Underage, (2) in the case of Section 2.10(b)(ii)(B)(I), the excess Working Capital Surplus, or (3) in the case of Section 2.10(b)(ii)(B)(II), the Working Capital Surplus plus any estimated Working Capital Shortfall deducted from the Purchase Price pursuant to Section 2.10(a) hereof.

(iii) In the event any amount due to a party under this Section 2.10 is not paid on the Settlement Date, the payor shall pay interest on such amounts at a rate of ten percent (10%) per annum, which shall accrue from the Closing Date to the date of actual payment.

All amounts paid by the Stockholders’ Representative to the stockholders and Optionholders of Holdings pursuant to this Section 2.10(b) shall be paid on a Pro Rata Basis.

(c) Dispute Resolution Procedures. The Stockholders’ Representative shall have until thirty (30) days after the delivery of the Closing Date Working Capital calculation, to review such calculation and propose any adjustments thereto. All adjustments proposed by the Stockholders’ Representative shall be set out in detail in a written statement delivered to the Parent (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet, unless the Parent shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which the Parent objects are referred to herein as the “Contested Adjustments” and the Parent’s objection notice is referred to herein as the “Contested Adjustment Notice”) within ten (10) days of delivery by the Stockholders’ Representative to the Parent of the Adjustment Statement. If the Parent delivers a Contested Adjustment Notice to the Stockholders’ Representative, the Parent and the Stockholders’ Representative shall attempt in good faith to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten (10) business days after the Parent delivers to the Stockholders’ Representative such Contested Adjustment Notice, either the Parent or the Stockholders’ Representative may retain for the benefit of all the parties hereto Deloitte & Touche LLP, or if unable or unwilling to serve, another nationally recognized Independent accounting firm acceptable to both the Stockholders’ Representative and the Parent (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is retained, then the Stockholders’ Representative and the Parent shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests. The Independent Accountant shall not review or take into account any information that is not submitted within the fifteen (15) day deadline and shall only make a determination as to the Contested Adjustments and not other items on the Closing Date Balance Sheet. The Independent Accountant’s determination of the Contested Adjustments shall not be higher than the highest amounts or lower than the lowest amounts proposed by the Parent and the Stockholders’ Representative. The Independent Accountant shall, within thirty (30) days after receiving the positions of both the Stockholders’ Representative and the Parent and all supplementary supporting documentation requested by the Independent Accountant, but no later than sixty (60) days after being retained, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, the Stockholders’ Representative and the Parent. The fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Contested Adjustments is furthest from the Independent Accountant’s calculation of the Contested Adjustments. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Closing Date Working Capital calculation (the “Settlement Amount Certificate”). The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by the Parent and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

(d) Settlement. There shall be a “Settlement Date” after the calculation of the Closing Date Working Capital which shall mean the following, as applicable:

(i) If the Stockholders’ Representative accepts the Closing Date Working Capital calculation, three (3) Business Days after the Stockholders’ Representative notifies the Parent.

(ii) If the Stockholders’ Representative has not timely delivered an Adjustment Statement to the Parent, thirty five (35) days after the date the Stockholders’ Representative receives the Closing Date Working Capital calculation;

(iii) If the Stockholders’ Representative has timely delivered an Adjustment Statement and the Parent has not timely delivered a Contested Adjustment Notice, fifteen (15) days after the date the Parent receives the Adjustment Statement;

(iv) If the Stockholders’ Representative and the Parent have any disputes regarding Contested Adjustments and they resolve those disputes in writing, three (3) Business Days after such resolution;

(v) Three (3) Business Days after the Independent Accountant delivers the Settlement Amount Certificate, if applicable; or

(vi) Such other date as shall be agreed between the Stockholders’ Representative and the Parent.

If the Surviving Company is owed any amount pursuant to Section 2.10(b)(i) and such amount exceeds the amount paid by the Stockholders’ Representative to the Surviving Company from the Working Capital Holdback, the Parent shall have the right to collect such amount from the Escrow Fund.

2.11 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article X, and subject to the satisfaction or waiver of all of the conditions set forth in Article III, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article III is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.”

2.12 Further Assurances. At and after the Effective Time, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Holdings or the Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Holdings or the Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

2.13 No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Surviving Company or any other party hereto shall be liable for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger consideration, any cash in lieu of fractional shares or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Merger consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

2.14 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Units or Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the Parent Units or shares of Parent Common Stock to be issued in exchange therefor until the holder of record of such Certificate shall surrender such Certificate or a lost Certificate affidavit and indemnity in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate or a lost Certificate affidavit and indemnity, there shall be paid to the record holder of the Parent Units or certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Holdings Common Stock or Vested Options.

2.15 Withholding Rights; Deductions from Consideration. Each of the Surviving Company and the Parent shall be entitled to deduct and withhold any Taxes it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law from (i) any payment to any employee of the Company under this Agreement or any other related agreement or with respect to the exercise or settlement of any Options, or (ii) payment to any other Person with respect to the Merger. To the extent that amounts are so withheld or deducted by the Surviving Company or the Parent, as the case may be, such withheld amounts (to the extent paid over to the proper taxing authority) shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made by the Surviving Company or the Parent, as the case may be.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each of the Parent, the Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Agency or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits the consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Agency shall have instituted any Proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Agency of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(b) Parent Stockholder Approval. The Parent shall have obtained from its stockholders in accordance with the DGCL, and the holders of a majority of the IPO Shares, approval of this Agreement, the Merger and the transactions contemplated hereby; and the holders of 30% or more of the IPO Shares shall not have voted against the Merger and exercised their conversion rights under the Parent Charter to convert their shares of the Parent Common Stock into a Conversion Payment from the Trust Fund;

(c) HSR Act. All applicable waiting periods under the HSR Act shall have expired without qualification from the Federal Trade Commission or Department of Justice.

Any condition specified in this Section 3.1 may be waived by the Company or the Parent, as applicable; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the party waiving the condition.

3.2 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Parent and the Merger Subsidiary, as amended or supplemented pursuant to Section 8.12, (A) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date (except that those representations and warranties that are made as of a specific date shall be true and correct as of such date), and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (except that those representations and warranties that are made as of a specific date shall be true and correct in all material respects as of such date) and (ii) the Parent shall not have experienced a Material Adverse Effect that has not been waived by the Company pursuant to Section 8.12;

(b) Performance of Obligations of the Parent and the Merger Subsidiary. The Parent and the Merger Subsidiary shall have each performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c) Indemnification Agreements. The Parent and Mr. Rick Rosen shall have entered into an indemnification agreement in form and substance substantially in the form of Exhibit 3.2(c) hereto;

(d) Board Nominee. Parent shall have taken all necessary actions to elect or appoint the Company’s representative to Class I of the board of directors of the Parent as of the Effective Time;

(e) Deliverables.

(i) Purchase Price. The Parent shall have delivered the Unit Consideration, other than the Escrow Units, and the Cash Consideration, other than the Escrow Cash, to the stockholders of Holdings and the Optionholders, subject to the Parent’s right to withhold all or a portion of the Unit Consideration or a portion of the Cash Consideration from a holder of Shares or Optionholder pursuant to Sections 2.7 and 2.15 hereof.

(ii) Escrow. The Parent shall have executed the Escrow Agreement and deposited with the Escrow Agent the Escrow Units and Escrow Cash.

(iii) Officers’ Certificates. The Parent shall have delivered to the Company a certificate from an officer of the Parent in substantially the form of Exhibit 3.2(e)(iii) hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.2(a), (b) and (d) hereof have been satisfied;

(iv) Secretary’s Certificates. The Company shall have received a duly executed certificate from the Secretary of each of the Parent and the Merger Subsidiary substantially in the form of Exhibit 3.2(e)(iv) hereto;

(v) Required Consents. The Parent shall have delivered copies of all consents, approvals, releases from and filings with, Governmental Agencies and third parties set forth on Schedule 6.4 hereto; and

(vi) Registration Rights/Lockup Agreement. The Parent and each of the Founders shall have entered into a registration rights/lockup agreement in substantially the form of Exhibit A hereto (the “Registration Rights/Lockup Agreement”) for the benefit of the stockholders of Holdings and Optionholders party thereto receiving the Parent Units and stating, among other things, that such person shall not sell, pledge, transfer, assign or engage in any hedging transaction with respect to the Parent Units issued to such stockholder pursuant to this Agreement prior to the date that is nine (9) months after the Closing Date.

(f) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of the Parent or the Merger Subsidiary to the Company or the Stockholders’ Representative under this Agreement shall be satisfactory in all reasonable respects to the Stockholders’ Representative, the Company, and their counsel.

Any condition specified in this Section 3.2 may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.3 Additional Conditions to the Obligations of the Parent and the Merger Subsidiary. The obligations of the Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company, as amended or supplemented pursuant to Section 8.12, (A) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date (except that those representations and warranties that are made as of a specific date shall be true and correct as of such date), and (B) that are not qualified by materiality or Material Adverse Effect are true and correct in all material respects as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date shall be true and correct in all material respects as of such date); and (ii) the Company shall not have experienced a Material Adverse Effect that has not been waived by the Parent pursuant to Section 8.12;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) Deliverables.

(i) Officer’s Certificate. The Company shall have delivered to the Parent a certificate from an officer of the Company in substantially the form of Exhibit 3.3(c)(i) hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.3(a) and (b) hereof have been satisfied;

(ii) Secretary’s Certificate. The Parent shall have received a duly executed certificate from the Secretary of the Company substantially in the form of Exhibit 3.3(c)(ii) hereto, which shall include the amount of the Company’s capital expenditures for the period beginning July 1, 2008 and ending on the Closing Date;

(iii) Required Consents. The Company shall have delivered to the Parent copies of all consents, approvals and releases from, and filings with, Governmental Agencies and third parties set forth on Schedule 5.4 hereto;

(iv) Escrow. The Stockholders Representative and the Company shall have executed and delivered to the Parent the Escrow Agreement;

(v) Closing Fee Statement. The Company shall have delivered to the Parent the Closing Fee Statement;

(vi) Registration Rights/Lockup Agreement. Each of H.I.G. Call Center II, Inc. and Toni Portmann (and any transferee of its or her shares of capital stock or Options prior to the Closing) shall have executed and delivered to the Parent the Registration Rights/Lockup Agreement;

(vii) Resignations. The Company shall have delivered to the Parent the resignations of all directors of the Company and such directors of its Subsidiaries as Parent designates in writing at least five (5) Business Days prior to the Closing Date, effective as of the Effective Time; and

(viii) FIRPTA. The Company shall have delivered to the Parent a notice that the shares of Holdings Common Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to the Parent that the Company had provided notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If the Parent does not receive the notice described above prior to the Closing Date this condition shall be deemed to be satisfied, but each of the Surviving Company and the Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

(d) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of the Stockholders’ Representative or the Company to the Parent under this Agreement shall be satisfactory in all reasonable respects to the Parent and its counsel.

Any condition specified in this Section 3.3 may be waived by the Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by the Parent.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by the Parent or as expressly contemplated by this Agreement, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Laws; and the Company shall pay its debts and Taxes when due or properly accrue therefor, shall pay or perform other material obligations when due and, except as expressly contemplated by this Agreement, shall use its commercially reasonable efforts in a manner consistent with past practice to (i) preserve intact the business organization of the Company, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. By way of amplification and not limitation, without the prior written consent of the Parent (which shall not be unreasonably withheld or delayed), the Company shall not, between the date of this Agreement and the Effective Time, except as set forth on Schedule 4.1 hereto, directly or indirectly do, or commit to do, any of the following:

(a) Amend its certificate of incorporation, by-laws or equivalent organizational documents;

(b) Except for the issuance of Holdings Common Stock upon the exercise of Options outstanding on the date hereof, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any Options, of the Company;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, other than a cash dividend with respect to Holdings Common Stock that would not result in Closing Date Working Capital that is less than $54,000,000 and provided that any such dividend is net of any Tax payable in respect of repatriating cash to pay such dividend;

(d) Materially amend the terms of any material Company Plan to make the terms of such plan more favorable to its participants or to increase any material benefit under such plan;

(e) Acquire (by merger, consolidation or acquisition of stock or assets) or execute a letter of intent to acquire, or allow to become “probable” as determined pursuant to SEC Regulation S-X, any acquisition of, any corporation, partnership or other business organization or division or line of business; provided that the Parent shall not unreasonably withhold its consent to the Company’s acquisition of any single site call center if such call center or acquisition (singly or in combination with other acquisitions) would not require additional financial statements pursuant to SEC Regulation S-X; provided further that the Parent shall be deemed to have consented to such acquisition if the Parent does not provide the Company written notice of its objection thereto within ten (10) days of the Company providing written notice to the Parent of its intent to acquire such site;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its Assets, including the capital stock of its Subsidiaries, except the granting of Permitted Liens, the sale of equipment and property no longer used in the operation of the Company’s business and in the ordinary course of business consistent with past practice;

(g) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles or as required by the SEC, make any adverse change to the accounting practices or principles or reserving practices or principles used by it;

(h) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(i) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering the Company or its properties, Assets and businesses or comparable replacement policies;

(j) Make any material new election or change any material election with respect to Taxes or settle or compromise any material federal, state, local or foreign Tax liability;

(k) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Holdings Common Stock or its Options or other equity securities;

(l) (i) Assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, other than any Subsidiary of the Company, or (ii) make any loans, advances or capital contributions to, or investments in, any Person other than Subsidiaries of the Company in the ordinary course of business consistent with past practice;

(m) Except to the extent required under this Agreement or pursuant to applicable Law, increase the salary, compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of the Company in the ordinary course of business in accordance with past practice or their existing employment agreements, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to the Company), or hire any new employee at a rate of compensation that would exceed $250,000 in any year;

(n) Grant any license with respect to Proprietary Rights other than non-exclusive licenses granted in the ordinary course of business;

(o) Take any action or omit to take any action that would reasonably be expected to cause any material Proprietary Rights used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(p) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Company’s Affiliates that would result in a Liability or obligation to the Surviving Company after the Closing;

(q) Close any facility or office; provided that the Parent shall not unreasonably withhold its consent to such action; provided further that the Parent shall be deemed to have consented to such action if the Parent does not provide the Company written notice of its objection thereto within ten (10) days of the Company providing written notice to the Parent of its intent to take such action;

(r) Create, incur or assume, any Indebtedness (other than under current credit facilities as in effect on the date hereof and under capital leases in the ordinary course of business) that would not be terminable at or prior to the Effective Time;

(s) Reduce the amount of Indebtedness available under that certain Third Amended and Restated Credit, Term Loan and Security Agreement, dated as of May, 2006, as amended through the date hereof (excluding the effect of the elimination of the HIG guaranty);

(t) Commence any lawsuit, claim or proceeding (other than the Retained Litigation) with an amount in controversy in excess of $1,000,000;

(u) Increase compensation to any employee earning an annual salary in excess of $175,000 (other than increases in the ordinary course of business that are less than 5% of such employee’s annual salary);

(v) Commit or make capital expenditures that would be due and payable after the Closing Date that are more than $500,000 per fiscal quarter in excess of the Company’s budgeted amounts for such quarter as set forth in the Budget;

(w) Commit to provide or make India Earnout Payments, in the aggregate, in excess of the amount set forth in Item 6 of Schedule 4.1 of the Company Disclosure Schedule; or

(x) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(w hereof or any action which would result in any of the conditions set forth in Article III not being satisfied or would materially delay the Closing.

4.2 Conduct of Business of the Parent Pending the Merger. The Parent covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by the Company or as expressly contemplated by this Agreement, the Parent shall not except as set forth on Schedule 4.2 hereto, directly or indirectly:

(a) Amend the Parent Charter, by-laws or equivalent organizational documents (except to authorize additional shares of Common Stock at the Closing, provide for the perpetual existence of the Parent and change the name of the Parent);

(b) Except for the issuance of Options under any of its stock option plans or Parent Common Stock upon the exercise of Options, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any Options, of the Parent;

(c) Except for Conversion Payments to stockholders properly perfecting their rights to receive Conversion Payments and less than 30% of the IPO Shares, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) Acquire (by merger, consolidation or acquisition of stock or assets), or submit or execute a letter of intent to acquire, or allow to become “probable” as determined pursuant to SEC Regulation S-X, any acquisition of, any corporation, partnership or other business organization or division or line of business;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law or consummate the Merger;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien (except Permitted Liens) any of its assets other than in the ordinary course of business consistent with past practice;

(g) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Parent or Merger Subsidiary;

(h) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or Options;

(i) Assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(j) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Parent’s Affiliates; or

(k) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2 (a) through 4.2 (j) hereof or any action which would result in any of the conditions set forth in Article III not being satisfied or would materially delay the Closing.

4.3 Operational Matters. From the date of this Agreement until the Effective Time, at the reasonable request of the Parent, senior management of the Company shall (a) confer on a periodic basis with the Parent, (b) report monthly to the Parent on operational matters and (c) provide the Parent and its accountants, legal counsel, and other representatives copies of internal monthly financial statements prepared by the Company within thirty (30) days after the end of each calendar month. The Company shall file or furnish all reports, communications, announcements, publications and other documents required to be filed or furnished by it with all Governmental Agencies between the date of this Agreement and the Effective Time. In addition to the foregoing, the Company shall use its commercially reasonable efforts to provide to the Parent the 2007 Financial Statements prior to March 31, 2008 and the Company’s unaudited financial statements for the first quarter of fiscal 2008 prior to the 135th day after December 31, 2007, and shall promptly provide to the Parent such other information as reasonably required by the Parent for inclusion in the Proxy Statement; provided, that if the Company has used its commercially reasonable efforts to provide the 2007 Financial Statements or the unaudited financial statements for fiscal 2008, the Company’s failure to meet such deadline shall only result in the deferral of the dates set forth in the definition of “Purchase Price” and Sections 10.1(c)(ii) and 10.1(d). The Company shall (to the extent any report, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by Law) consult with the Parent for a reasonable time before filing or furnishing any such report, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to the Parent copies of all such reports, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations.

4.4 Affiliate Contracts. Holdings shall terminate all Contracts between Holdings on the one hand, and the stockholders of Holdings and their Affiliates on the other hand, on or prior to the Closing Date, with no further liability or obligation to the Company other than amounts paid as Company Transaction Fees.

4.5 Preservation of Records; Audit Assistance. Until the earlier of a period of seven (7) years after the Closing Date or such other period required by applicable Law, the Surviving Company shall preserve and retain, all corporate, accounting, legal, auditing, Tax, human resources and other books and records of the Company (including any documents relating to any governmental or non-governmental Proceedings) (collectively the “Company Records”) relating to the conduct of the business and operations of the Company prior to the Closing Date and shall promptly make all such books and records available to the Stockholders’ Representative upon reasonable request. During such period, none of the Parent nor the Surviving Company shall destroy or dispose of or allow the destruction or disposition of any Company Records, without first having offered in writing to deliver such Company Records to the Stockholders’ Representative. The Parent and the Surviving Company (and their Affiliates) shall be entitled to dispose of the Company Records if the Stockholders’ Representative shall fail to request copies of such Company Records within ninety (90) days after receipt of the notice described in the preceding sentence.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to the Parent and the Merger Subsidiary that the statements contained in this Article V are true and correct except as set forth in the disclosure schedules delivered by the Company to the Parent and the Merger Subsidiary (the “Company Disclosure Schedules”). The Company Disclosure Schedules shall initially be as of the date hereof, except where any schedule specifically purports to be as of a different date in which case such schedule shall be as of the date on the schedule. The Company Disclosure Schedules may be updated pursuant to Section 8.12 hereof, and shall be updated as of the Closing Date. The Company Disclosure Schedule shall be arranged and cross-referenced to specific sections in this Article V and shall provide exceptions to, or otherwise qualify in reasonable detail, only the specific corresponding section in this Article V, unless otherwise reasonably apparent that it applies to other sections.

5.1 Organization and Power; Investments. Each of Holdings and its Subsidiaries is a corporation or company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Holdings and its Subsidiaries are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on Schedule 5.1(a) hereto, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires Holdings or its Subsidiaries to be so qualified except where the failure to be qualified would not result in a Material Adverse Effect. Holdings and its Subsidiaries have all requisite corporate power and authority to own their assets and carry on their business as now conducted. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The certificate of incorporation and by-laws or other constituent documents, as applicable, of Holdings and its Subsidiaries, which have previously been furnished to the Parent, reflect all amendments thereto and are correct and complete in all respects. Except as set forth on Schedule 5.1(b) hereto, Holdings has no Subsidiaries and neither Holdings nor its Subsidiaries own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

5.2 Authorization. The execution, delivery and performance by Holdings of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Holdings and no other act or proceeding on the part of Holdings, its boards of directors or stockholders (other than Holdings’ stockholders approval to be delivered on the date hereof) is necessary to authorize the execution, delivery or performance by Holdings of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Holdings and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Holdings will each constitute, a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights and by general equitable principles.

5.3 Capitalization. Schedule 5.3 hereto accurately sets forth the authorized and outstanding equity of Holdings and its Subsidiaries and the name and number of shares held by each stockholder thereof. All of the issued and outstanding shares of Holdings and its Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of Holdings or its Subsidiaries is authorized or outstanding. Except as set forth on Schedule 5.3 hereto, there are no outstanding or authorized Options, rights, Contracts, Liens, calls, puts, rights to subscribe, conversion rights or other commitments to which Holdings or its Subsidiaries is a party or which is binding upon Holdings or its Subsidiaries providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Holdings or its Subsidiaries. Each stockholder of Holdings has agreed, pursuant to Section 3(a) of the Amended and Restated Stockholders’ Agreement, dated as of September 30, 2004, (a) to vote for, consent to and raise no objections to, and not bring a claim against nor contest the Merger or the other transactions contemplated hereby and (b) to waive dissenters rights, appraisal rights and similar rights in connection with the Merger.

5.4 No Breach. Except as set forth on Schedule 5.4 hereto and filings under the HSR Act, the execution, delivery and performance by Holdings of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or by-laws or other constituent documents of Holdings or its Subsidiaries, any material Law, any material Order or any Material Contract to which Holdings or its Subsidiaries or their respective Assets is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any Assets or any of the equity interests of Holdings or its Subsidiaries; or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any Material Contract by which Holdings or its Subsidiaries or any of their respective Assets is bound.

5.5 Financial Statements.

(a) True and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2005 and 2006 and, the statements of operations, changes in stockholders’ equity and changes in cash flows of the Company for the years then ended, together with all related notes and schedules thereto (the

“Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2007, and the related statements of operations and changes in cash flows for the nine month period ended September 30, 2007 (the “Unaudited Financial Statements”), are attached hereto as Schedule 5.5(a). As soon as practicable after the Company’s financial statements for the year ended December 31, 2007 have been audited (the “2007 Financial Statements” and together with the Audited Financial Statements and Unaudited Financial Statements, the “Financial Statements”), the Company shall deliver the 2007 Financial Statements to the Parent. The Financial Statements were, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of Unaudited Financial Statements, as permitted by GAAP) and each presents or will present, fairly, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except that the Unaudited Financial Statements do not have notes and are subject to year-end adjustments). The Financial Statements were, or will be, prepared from the books and records of the Company and do not, or will not, include the business or operations of any other Person. No Person has guaranteed any obligations of, or provided any financial accommodation to, the Company, except as set forth in the Financial Statements.

(b) The Company does not have any Liabilities required to be disclosed in a balance sheet or notes thereto pursuant to GAAP, except for Liabilities (i) recorded or reserved against in the balance sheet referenced in Section 5.5(a)(ii), (ii) incurred in the ordinary course of business, consistent with past practice, since September 30, 2007, or (iii) disclosed on Schedule 5.5(b) hereto.

5.6 Absence of Certain Developments. Except as set forth on Schedule 5.6 hereto, since September 30, 2007, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice and has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any material portion of its Assets (other than non-exclusive licenses of Assets in the ordinary course of business and sales of obsolete or worn out assets in the ordinary course of business) or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens;

(c) Made any material capital expenditures or commitments therefor in excess of $2,000,000 in excess of the 2008 budgeted amounts disclosed in the Company’s business plans provided to the Parent and attached as Schedule 5.6(c) hereto;

(d) Created, incurred or assumed any Indebtedness or guaranteed any Indebtedness of any Person, other than capital leases or pursuant to the credit facilities described in the Financial Statements;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any stockholder of Holdings with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any Options, other than dividends paid to Holdings by its Subsidiaries, net of any withholding Taxes required to be withheld with respect to such dividends;

(f) Declared, set aside or paid any salary or compensation to any director or executive employee outside the ordinary course of business consistent with past custom and practice;

(g) Declared, set aside or paid any amounts to any of the Company’s Affiliates outside the ordinary course of business consistent with past practice;

(h) Amended or authorized the amendment of its certificate of incorporation or by-laws or other constituent documents;

(i) Entered into a Material Contract other than in the ordinary course of business consistent with past practice, or received any notice from a material customer, supplier or other Person having a material relationship with the Company indicating that such customer, supplier or other Person intends to terminate or materially change its relationship in the aggregate with the Company; or

(j) Committed or agreed to any of the foregoing.

5.7 Title to Assets. Except for leased Personal Property and Proprietary Rights licensed from third parties, the Company has good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible Personal Property and Assets used in the Business, including, without limitation, the assets shown on the Financial Statements. None of the Permitted Liens materially interfere with the ordinary conduct of the Business or materially detract from the use, occupancy, value or marketability of title of the Assets subject thereto. None of the Assets belonging to the Company will be subject to a Contract of sale or lease by the Company on the Closing Date except in the ordinary course of business consistent with past custom and practice.

5.8 Contracts and Commitments.

(a) Schedule 5.8(a) hereto lists all of the following Contracts of the Company which are currently in effect as of the date hereof (the “Material Contracts”):

(i) Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Five Hundred Thousand Dollars ($500,000);

(ii) Contracts which provide for the sale of products or services by the Company that involve revenues in excess of Five Million Dollars ($5,000,000) for the year ended December 31, 2007;

(iii) Contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its Assets, or any guaranty by the Company of any obligation or Liability in any case involving a Liability in excess of One Million Dollars ($1,000,000);

(iv) Contracts with dealers, distributors, brokers or external sales representatives which are likely to involve annual payments in excess of One Hundred Thousand Dollars ($100,000);

(v) Contracts pursuant to which the Company is a lessor or a lessee of any property, Personal Property or real property, or holds or operates any tangible Personal Property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed Five Hundred Thousand Dollars ($500,000);

(vi) Contracts for the use, license or sublicense of any material Proprietary Rights owned or licensed by the Company or otherwise used in the Business (other than any license of off the shelf or otherwise generally available software or Proprietary Rights owned by the Company’s customers and licensed to the Company in connection with a customer Contract);

(vii) any power of attorney (whether revocable or irrevocable) given to any Person by the Company;

(viii) Contracts requiring the Company not to compete in any business or in any geographical area (other than customer Contracts that (A) restrict the Company from servicing a competitor of such customer from the same site, or portion thereof, or (B) Contracts through which the Company provides its services through an intermediary and is prohibited from soliciting or providing services to the end user during the Contract term and for no more than two (2) years thereafter);

(ix) any partnership, joint venture or other similar arrangements;

(x) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company involving annual salaries in excess of $150,000;

(xi) any Contract with any officer, director, shareholder or any of their respective Affiliates except for employment or option agreements with its officers set forth on Schedule 5.8(a)(x) hereto; and

(xii) any other Contract of the Company which is material to the operation of the Business.

(b) Except as disclosed on the attached Schedule 5.8(b) hereto: (i) the Company has not materially breached or cancelled any Material Contract; (ii) to the Company’s Knowledge, none of the Company’s

Material Contracts have been breached in any material respect or canceled by the other party which have not been duly cured or reinstated; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default by the Company under any Material Contract or create in any other Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Material Contract. To the Company’s Knowledge, each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms. Except as disclosed on Schedule 5.8(b) hereto, all of the Material Contracts are either terminable at will or on not more than ninety (90) days advance notice by the Company and in either case without penalty.

(c) The Company has made available to the Parent true, correct and complete copies of all of the Material Contracts together with all amendments or waivers thereof.

(d) To the Company’s Knowledge, each of the Company’s Contracts have been entered into without the commission of any act by or on behalf of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in material violation of any Law.

(e) Except as disclosed on Schedule 5.8(e) hereto, the Company has obtained all consents from third parties required under the Material Contracts which are necessary to consummate the transactions contemplated hereby. Except as disclosed on Schedule 5.8(e) hereto, the consummation of the transactions contemplated by this Agreement will not result in the termination or breach of any of the Material Contracts.

5.9 Affiliate Transactions. Except as set forth on Schedule 5.9 hereto, no stockholder of the Company and no executive officer or director of the Company, nor, to the Company’s Knowledge, any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any business, firm or Person from whom or to whom the Company leases any Asset, or in any other business, firm or Person with whom the Parent or the Company does business (other than the record or beneficial ownership of five percent (5%) or less of the outstanding publicly traded equity of any company). The Company has no outstanding loans to any officer, director or stockholder of the Company, any of their Affiliates or any member of their respective family, other than short term travel advances made in the ordinary course of business.

5.10 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by the Parent in connection with the Merger, or any of the amendments or supplements thereto (as defined below) will, at the time such documents are filed with the SEC, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will be deemed to have provided only the information set forth on Schedule 5.10 hereto.

5.11 Proceedings. Except as set forth on Schedule 5.11 hereto, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any of its Assets and to the Company’s Knowledge, there is no basis for any material Proceeding against the Company or any of its Assets. The Company is not subject to any Order of any Governmental Agency.

5.12 Compliance with Laws. Except as set forth on Schedule 5.12 hereto, the Company is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company alleging a material violation of any applicable Law or Order. To the Company’s Knowledge, since December 31, 2006, there has been no change in any applicable Laws that would have a Material Adverse Effect.

5.13 Environmental Matters. Except as set forth on Schedule 5.13 hereto, the Company is in compliance in all material respects with all Environmental Laws. Except as set forth on Schedule 5.13, the Company has not received any written notice regarding any, and to the Company’s Knowledge, there has been no, violation of, or any Liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of the Company or its Subsidiaries, except as would not have a Material Adverse Effect. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any Liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. Except as set forth on Schedule 5.13, to the Company’s Knowledge, (a) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (b) the Company has not, nor has any other Person used all or part of the Leased Real Property or any lands contiguous to the Leased Real Property in violation of any Environmental Laws; (c) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (d) there are no storage tanks on or under the Leased Real Property; (e) environmental conditions associated with the Leased Real Property are in material compliance with all Environmental Laws; and (f) the Company has made available to the Parent all material information in the Company’s possession relating to the environmental condition of the Leased Real Property. Except as set forth on Schedule 5.13, the Company has not received any written notice indicating any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Company for contribution to clean up such condition. The Company has not waived, altered or amended any rights of Holdings under Article 7 of that certain Stock Purchase Agreement, dated as of March 7, 2004, by and among, Solectron Corporation, Stream International, Inc., Stream New York, Stream International (Bermuda) Ltd., Solectron Global Services Italy S.R.L. and Call Center Holdings, Inc. that relate to the indemnification of environmental liabilities.

5.14 Tax Matters. Except as set forth on Schedule 5.14 hereto:

(a) The Company has timely filed all material Returns that it was required to file and all such Returns were true, correct and complete in all material respects. The Company has never been a member of a group of corporations that files (or has been required to file) a consolidated Return for federal income Taxes or a member of an Affiliated Group other than a group of which Holdings is the common parent. The Company has paid all Taxes that were due and payable. The unpaid Taxes of the Company for Tax periods through September 30, 2007 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the unaudited consolidated balance sheet of the Company as of such date and all unpaid Taxes of the Company for all Tax periods commencing after September 30, 2007 arose in the ordinary course of business. The Company does not have any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company.

(b) The Company has complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company in all material respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) The Company has provided the Parent with or otherwise made available to the Parent complete and correct copies of (i) all income Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(d) The Company has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of material Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company; the Company has not received written notice of any impending audit relating to the material Taxes of the Company which has not yet commenced; and no deficiency for any material Taxes required to be paid by the Company has been proposed, asserted or assessed against the

Company in writing which has not been resolved and paid in full. To the Knowledge of the Company, it has not been informed by (and the Company has received no written notice from) any jurisdiction that the jurisdiction believes that the Company was required to file any return that was not filed.

(e) The Company is not a party to any Tax allocation or Tax sharing agreement.

(f) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(g) The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), in each case, existing as of the Closing Date (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(i) The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

5.15 Proprietary Rights.

(a) Except as set forth on Schedule 5.15(a) hereto, the Company is the owner of, or has the right to use all material Proprietary Rights (other than “off the shelf” software and Proprietary Rights provided by the Company’s customers in connection with a customer Contract) used in the operation of the Business as presently conducted. Each item of Proprietary Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company, except as disclosed in Schedule 5.15(b) hereto, the Company has not interfered with, infringed upon, or misappropriated, any Proprietary Rights of any Person, and there are no unresolved outstanding written charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license, or refrain from using, any Proprietary Rights of any Person). To the Knowledge of the Company, except as disclosed on Schedule 5.15(b) hereto, no Person has interfered with, infringed upon, or misappropriated, any Proprietary Rights owned or exclusively used by the Company in the Business. Schedule 5.15(b) hereto lists all Proceedings pending or, to the Knowledge of the Company, threatened, which challenge the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company in the Business. Schedule 5.15(b) hereto also lists all written charges, complaints, claims, demands, or notices received by the Company alleging any interference, infringement, misappropriation, or violation of Proprietary Rights of any Person (including any claim that the Company must license, or refrain from using, any Proprietary Rights of any Person) since January 1, 2006.

(c) Schedule 5.15(c) hereto identifies: (i) each patent, trademark registration and copyright registration which has been issued to the Company; and (ii) each pending patent application, trademark registration application and copyright registration application which has been made by or on behalf of the Company with respect to any Proprietary Rights. The Company has made available to the Parent correct and complete copies of all such registrations and applications (as amended to date or otherwise modified and in effect)

and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.15(c) hereto also identifies all trade names, unregistered trademarks and servicemarks used by the Company in the Business. With respect to each of the foregoing items of Proprietary Rights:

(i) except as disclosed on Schedule 5.15(c)(i) hereto, the Company possesses all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens;

(ii) the item is not subject to any outstanding Order; and

(iii) except as disclosed in Schedule 5.15(c)(iii) hereto, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d) Schedule 5.15(d) hereto identifies (i) each material item of Proprietary Rights that the Company exploits pursuant to a license, sublicense or other Contract and (ii) each material item of Proprietary Rights that the Company licenses or sublicenses to any third Person or otherwise allows any third Person to use. The Company has made available to the Parent correct and complete copies of all such licenses, sublicenses, Contract and permissions (as amended to date or otherwise modified and in effect). With respect to each of the foregoing items of Proprietary Rights:

(i) the license, sublicense, Contract, or permission covering the item is legal, valid, binding, enforceable and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights and by general equitable principles;

(ii) to the Knowledge of the Company, no party to the license, sublicense, Contract or permission is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and

(iii) to the Knowledge of the Company, no party to the license, sublicense, agreement or permission has repudiated any provision thereof.

(e) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the Merger will: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Proprietary Rights owned by or licensed to the Company; (ii) result in the grant of any rights to any Company Proprietary Rights; or (iii) materially impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company Proprietary Rights or portion thereof. Except as set forth on Schedule 5.15(e) hereto, there are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company Proprietary Rights by the Company and none shall become payable as a result of the consummation of the Merger.

(f) Except as specifically disclosed in Schedule 5.15(f) hereto, to the Knowledge of the Company, the Company has not (i) incorporated open source code into, or combined open source code with, any software it distributes; (ii) distributed open source code in conjunction with any other software developed or distributed by the Company; or (iii) used open source code that creates, or purports to create, obligations for the Company with respect to the software distributed by the Company or grant, or purport to grant, to any third party, any rights or immunities under Proprietary Rights (including, but not limited to, using any open source code that requires, as a condition of use or distribution of such open source code, that other software incorporated into, derived from or distributed with such open source code be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge).

(g) To the Company’s Knowledge, neither the Company nor any employee, contractor, or agent of the Company has licensed, distributed or disclosed the source code for any material software used by the

Company or other material confidential information constituting, embodied in or pertaining to such software to any Person, and the Company has taken all commercially reasonable physical and electronic security measures to prevent disclosure of such the same.

5.16 Brokerage. Except as set forth on Schedule 5.16 hereto, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company, the Stockholders’ Representative or any stockholder of Holdings.

5.17 Real Property Leases.

(a) Leased Real Property. Schedule 5.17(a) hereto sets forth the address of each Leased Real Property facility of the Company. The Company does not own any fee interest in any real property. With respect to the Leased Real Property, except as set forth on Schedule 5.17(a) hereto: (i) the Leases are legal, valid, binding and enforceable against the Company except as may be limited by bankruptcy, insolvency, moratorium, or other similar loss affecting creditors’ rights and by general equitable principles, and are in full force and effect in all material respects and have not been amended, assigned, supplemented, or modified in writing or otherwise in any material respect; (ii) the transactions contemplated hereby do not require the consent of any other Person and will not result in a material breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) the Company is not in material breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other Contracts between the landlord or sublandlord under the Leases and the Company under the Leases concerning the space rented under the Leases. Except as set forth on Schedule 5.17(a) hereto, the Company has not subleased any of the Leased Real Property to any Person.

(b) Landlords. To the Knowledge of the Company, all material conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed in all material respects. To the Knowledge of the Company, there are no material uncured defaults on the part of each landlord or sublandlord under the Leases. The Company has not sent any notice of default under the Leases to any landlord or sublandlord under the Leases, and to the Knowledge of the Company, there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases

(c) Linn Ventures Consulting Agreement. Except as set forth on the Closing Date Balance Sheet, after the Closing Date, the Company will not have any payment obligations to Linn Consulting relating to its Mumbai South, India facility.

5.18 Governmental Licenses and Permits. Schedule 5.18 hereto contains a complete listing of all material Governmental Licenses held or used by the Company in the conduct of the Business. The Company owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to own and operate the Business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental License invalid. The Company is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other

Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person, except, in each case, as would not have a Material Adverse Effect.

5.19 Employees. The Company is in compliance in all material respects with all applicable Laws relating to the terms and conditions of employment or termination of employees, former employees or prospective employees or other labor related matters. Except as set forth on Schedule 5.19 hereto, there are no material administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor and to the Company’s Knowledge, there is no basis for any administrative charge or court complaint. Except as set forth on Schedule 5.19 hereto, the Company has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements since December 31, 2005. There is no labor strike, dispute, work stoppage or slowdown involving twenty-five (25) or more of the employees of the Company pending or, to the Company’s Knowledge, threatened. Except as set forth on Schedule 5.19 hereto, the Company is not a party to any labor or union agreement. Since December 31, 2006, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar triggering event under any other applicable Law (collectively, “WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries. The Company is not a party to, or otherwise bound by, any consent decrees with, or material citation by, any Governmental Agency relating to its current or former employees, officers or directors or employment practices.

5.20 Employee Benefit Plans.

(a) Schedule 5.20(a) hereto contains a complete list of each benefit plan in which current or former employees of the Company participates, or which the Company maintains, or to which the Company contributes or has any obligation to contribute, or with respect to which the Company is reasonably expected to have any material Liability (such plans, policies, programs and arrangements, shall be referred to herein collectively as the “Company Plans”). No such Company Plan subject to ERISA is funded with securities of the Company.

(b) The Company has provided the Parent with true and complete copies of: (i) all documents embodying each Company Plan, including all amendments thereto and related trust agreements, if any; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Company Plan; (iii) the most recently filed annual report (Form 5500), if any, for each Company Plan; (iv) with respect to each Company Plan that is subject to foreign Laws, the most recent material reports required to be filed with any Governmental Agency; (v) the most recent summary plan description and summary of material modifications, if any, required under ERISA or similar foreign Law for each Company Plan; (vi) the current employee handbooks; and (vii) the most recent reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) The Company does not, nor does any other Person that is or that has been a member of a controlled group or any other similar arrangement that would be combined with the Company under Code Section(s) 414(b), (c), (m) or (o), participate in or contribute to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(d) No Company Plan provides post-termination health, accident or life insurance benefits, other than group health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or applicable similar state Law (“COBRA”) or foreign Law. No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(e) No Company Plan is subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(f) There is no pending or, to the Company’s Knowledge, threatened Proceeding (other than routine claims for benefits) by or on behalf of any Company Plan or any trusts which are associated with such Company Plans. To the Company’s Knowledge, no Company Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Agency.

(g) The requirements of COBRA and of Code Section 9801, et. seq., and any applicable state Laws have been met in all material respects with respect to each Company Plan that is subject to such applicable provisions.

(h) To the Company’s Knowledge to the extent due and payable, all material contributions (including all employer contributions and employee salary reduction contributions) and all material premiums or other such payments have been paid to each Company Plan for any period ending on or before the Effective Time. All contributions, premiums and other payments which are not yet due have been accrued on the financial statements in accordance with GAAP and consistent with past practice.

(i) Except as disclosed on Schedule 5.20(i) hereto, the completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (A) non-deductible to Holdings or the Surviving Company under Code Section 280G; (B) characterized as an “excess parachute payment” within the meaning of Code Section 280G(b)(1); or (C) subject to the excise tax under Code Section 4999. Schedule 5.20(i) hereto discloses each: (i) agreement with any stockholder, director, officer or other key employee of the Company earning an annual salary in excess of $150,000 (1) the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement, (2) providing any term of employment or compensation guarantee or (3) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding the Company and relating to any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 5.20(i) hereto discloses each Company Plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other plan, any of the benefits of which will be materially increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

(j) Since January 1, 2005, the Company has operated and administered all Company Plans that are nonqualified deferred compensation plans (as defined under Code Section 409A) in good faith and in material compliance with the requirements of Code Section 409A and the rules, regulations and guidance issued thereunder. To the Company’s Knowledge, no employee of the Company will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A.

(k) The Company Plans have been maintained, funded and administered in accordance with their terms in all material respects and comply in form and in application in all material respects with the applicable requirements of ERISA, the Code and applicable foreign Laws.

(l) All of the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, to the Company’s Knowledge, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended or operated since the date of its most recent determination letter or application therefore in any material respect, and no act or omission has occurred, that would adversely affect its qualification. With respect to each Company Plan that is subject to foreign Laws, each such Company Plan that is intended to qualify for favorable Tax benefits under such foreign Laws is so qualified and, to the Company’s Knowledge, no condition exists and no event has occurred that would adversely affect such status or would be expected to give rise to any material Tax or penalty.

(m) Each Company Plan is amendable and terminable unilaterally by the Holdings or any of its Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).

5.21 Insurance.

(a) Schedule 5.21 hereto lists each material insurance policy (including policies providing property, liability, life and worker’s compensation coverage and bond and surety arrangements) to which the Company is a party. True and correct copies of each such policy have been made available to the Parent.

(b) To the Company’s Knowledge, each of the above listed policies are legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, the Company will not cancel or allow to expire any such policies unless replaced with other comparable insurance. The Company, and to the Company’s Knowledge, any other party to the policies, is not in material breach or material default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

(c) The Company has provided the Parent with claims histories for the past three (3) years under all business insurance policies held by the Company or its Subsidiaries involving claims in excess of $25,000 and said histories are true and accurate in all material respects.

5.22 Information Regarding Directors and Officers. Schedule 5.22 hereto sets forth the name of each director and executive officer of Holdings and/or its Subsidiaries and the offices held by each such Person.

5.23 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Parent prior to the date hereof and will be delivered to the Parent at or prior to Closing, are complete and correct in all material respects. Those books and records not delivered to the Parent at the Closing are, and will be at the Closing, located at the Company’s facilities. The minute books of the Company contain substantially accurate and complete records of all meetings held of, and corporate actions taken by the stockholders, the board of directors or any committee of the board of directors.

5.24 Condition of Assets. The Assets comprise all of the material assets necessary to own and operate the Business as conducted as of the date hereof. The Personal Property, taken as a whole, is in good operating condition and repair (normal wear and tear excepted).

5.25 Accounts Receivable. As of the Closing Date, all accounts receivable of the Company represent valid obligations arising from sales actually made in the ordinary course of business, subject to the reserves set forth in the Company’s books and records, which have been established in accordance with past practice. To the Knowledge of the Company, the accounts are not subject to defenses, counterclaims or set-off.

5.26 Inventory. The Company does not record Inventory on its financial statements in connection with the Business as presently conducted.

5.27 Confidentiality Agreement. The Company and its Affiliates and their representatives that are subject to the terms of that certain confidentiality agreement, dated as of November 14, 2007, by and among the Company and its Affiliates and the Parent (the “Confidentiality Agreement”) have complied in all material respects with the terms of the Confidentiality Agreement.

5.28 Investigation; No Additional Representations. The Company and its Affiliates acknowledge that neither the Parent nor the Merger Subsidiary has made, nor shall either be deemed to have made, any representation or warranty, express or implied, with respect to itself, its business or the transactions contemplated by this Agreement, other than those explicitly set forth in Article VI and Article VII of this Agreement.

5.29 Full Disclosure. None of the representations and warranties made by the Company in this Agreement, as modified by the Company Disclosure Schedule, contain, as brought down by the officer’s certificate delivered pursuant to Section 3.3(c)(i) hereof, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents and warrants to the Company that the statements contained in this Article VI are true and correct except as set forth in the disclosure schedules delivered by the Parent to the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall initially be as of the date hereof, except where any schedule specifically purports to be as of a different date in which case such schedule shall be as of the date on the schedule. The Parent Disclosure Schedules may be updated pursuant to Section 8.12 hereof, and shall be updated as of the Closing Date. The Parent Disclosure Schedule shall be arranged and cross-referenced to specific sections in this Article VI and shall provide exceptions to, or otherwise qualify in reasonable detail, only the specific corresponding section in this Article VI, unless otherwise reasonably apparent that it applies to other sections.

6.1 Organization and Power; Investments. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is qualified to do business as a foreign entity and is in good standing in the jurisdictions listed on the attached Schedule 6.1(a) hereto, which jurisdictions constitute all of the jurisdictions in which the ownership of its properties or the conduct of its business requires it to be so qualified except where the failure to be qualified would not result in a Material Adverse Effect. The Parent has all requisite corporate power and authority to own its assets and carry on its business as now conducted. The Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Parent Charter and the by-laws of the Parent, which has previously been furnished to the Company, reflect all amendments thereto and are correct and complete in all respects. Except for the Merger Subsidiary, the Parent has no Subsidiaries and does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

6.2 Authorization.

(a) The execution, delivery and performance by the Parent of this Agreement, and the Registration Rights/Lockup Agreement, the other agreements contemplated hereby, including without limitation, the issuance of the Unit Consideration, and each of the transactions contemplated hereby or thereby will be, upon approval of the Parent’s stockholders, duly and validly authorized by all requisite corporate action on the part of the Parent, and, other than the approval of the Parent’s stockholders, no other corporate act or proceeding on the part of the Parent or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Parent and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Parent will each constitute, a valid and binding obligation of the Parent, enforceable against the Parent in accordance with their terms except as may be limited by bankruptcy insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and by general equitable principles.

(b) The Board of Directors of the Parent (including any required committee or subgroup of the board of directors of the Parent) has, unanimously (a) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (b) determined that the Merger is in the best interests of the stockholders of the Parent, and (c) determined that the fair market value of the Company is equal to at least 80% of the Parent’s net assets and there have been no changes to such resolutions. The only approvals of the Parent’s stockholders required to consummate the transactions contemplated by this Agreement are (i) the affirmative vote by the Parent’s stockholders holding a majority of the IPO Shares, and (ii) no more than 9,374,999 IPO Shares seeking Conversion Payments.

6.3 Capitalization. The authorized capital stock of the Parent consists of (a) 119,000,000 shares of common stock, par value $.001 per share, 31,250,000 of which shares were issued in the initial public offering completed pursuant to the Prospectus (the “IPO”) and are outstanding and 7,812,500 shares of which were issued to certain officers, directors and Affiliates of the Parent and are outstanding, and (b) 1,000,000 shares of preferred stock $0.001 par value, none of which are outstanding. All issued and outstanding shares of the capital stock of the Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are (i) warrants with an exercise price of $6.00 per share to purchase up to 31,250,000 shares of Parent Common Stock (the “IPO Warrants”) issued in the IPO; (ii) Options to purchase 1,562,500 Parent Units with an exercise price of $9.60 per Unit (except that the exercise price of the warrants underlying such Parent Units equals $7.20 per share Parent Common Stock) (the “Underwriter Options”); and (iii) 7,500,000 outstanding warrants with an exercise price of $6.00 per share to purchase up to 7,500,000 shares of the Parent Common Stock issued to certain officers, directors and Affiliates of the Parent (the “Affiliate Warrants” and together with the IPO Warrants, the “Parent Warrants”). Except as described in this Section 6.3 and set forth on Schedule 6.3 hereto, there are no other issued or outstanding shares of capital stock as of the date hereof or Options to acquire capital stock or securities convertible or exchangeable into shares of capital stock of the Parent. All outstanding shares of Parent Common Stock, all of the outstanding Parent Warrants, and all of the Underwriter Options have been issued and granted in compliance with (x) all applicable securities laws and, in all material respects, other applicable Laws, and (y) all requirements set forth in any applicable Parent Contract. The Parent has delivered to the Company complete and correct copies of the Parent Warrants and Underwriter Options, including all documents relating thereto. All of the Parent Units to be issued in connection with the Merger and the other transactions contemplated hereby will, when issued in accordance with the terms hereof, have been duly authorized, be validly issued, fully paid and non-assessable, free and clear of all Liens, Proceedings and Orders. Except as set forth on Schedule 6.3 hereto, or as contemplated by the Registration Rights/Lockup Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other Contracts or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity securities of any class of the Parent.

6.4 No Breach. Except as set forth on Schedule 6.4 hereto and filings under the HSR Act and Exchange Act, the execution, delivery and performance by the Parent and the Merger Subsidiary of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or by-laws of the Parent or the Merger Subsidiary, any material Law, any material Order or any material Contract to which the Parent or the Merger Subsidiary or their respective assets is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any assets or any of the equity interests of the Parent or the Merger Subsidiary; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Parent or the Merger Subsidiary or any of their respective assets is bound.

6.5 SEC Filings; Financial Statements.

(a) Parent has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 9, 2006, and will continue to file the same through the Closing Date (the “Parent SEC Reports”). The Parent has made or will make available to the Company a correct and complete copy of each report, registration statement and definitive Proxy Statement filed by the Parent with the SEC. As of their respective dates, the Parent SEC Reports: (i) were prepared, or will be prepared, in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not, or do not, at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Parent SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied or comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent as of the respective dates or for the respective periods set forth therein, all in conformity with Regulation S-X and GAAP, applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack footnote disclosure and all other rules and regulations promulgated by the SEC applicable to such financial statements. Each set of financial statements of the Parent (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of the Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Parent.

(c) The Parent does not have any Liabilities required to be disclosed in a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities (i) recorded or reserved against in the financial statements contained in the Parent SEC Reports, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2007 or (iii) disclosed on Schedule 6.5(b) hereto.

(d) The Merger Subsidiary has no assets or properties of any kind, does not now conduct and has never conducted any business, and does not now have and will not have at the Closing any obligations or Liabilities of any nature whatsoever except such obligations and Liabilities, and the conduct of such business, as are imposed by, or required under, this Agreement.

(e) The Parent and the Merger Subsidiary will not be required to incur any Indebtedness to fund the Purchase Price, except for the assumption of the Company’s Indebtedness.

6.6 Absence of Certain Developments. Except as set forth on Schedule 6.6 hereto, since September 30, 2007, the Parent has conducted its business only in the ordinary course of business consistent with past custom and practice and has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any material portion of its assets (other than sales of inventory, in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens;

(c) Created, incurred or assumed any Indebtedness or guaranteed any Indebtedness of any Person, other than as set forth in the Parent SEC Reports;

(d) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Parent with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(e) Declared, set aside or paid any salary or compensation to any director or executive employee outside the ordinary course of business consistent with past custom and practice;

(f) Declared, set aside or paid any amounts to any of the Parent’s Affiliates except as disclosed in the Parent SEC Reports;

(g) Amended or authorized the amendment of its certificate of incorporation or by-laws or other constituent documents; or

(h) Committed or agreed to any of the foregoing.

6.7 Title to Assets. Except as set forth on Schedule 6.7 hereto, the Parent does not own or lease any real or Personal Property. The Parent has good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets used in its business, including, without limitation, the assets shown in the Parent SEC Reports. None of the Permitted Liens materially interfere with the ordinary conduct of the Parent’s business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto. None of the assets belonging to the Parent will be subject to a Contract of sale or lease by the Parent on the Closing Date.

6.8 Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and Schedule 6.8 hereto, there are no Contracts, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Parent is a party or by or to which any of the properties or assets of the Parent may be bound, subject or affected, which either (i) creates or imposes a Liability greater than $250,000, or (ii) may not be cancelled by the Parent on less than thirty (30) days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth on Schedule 6.8 hereto, other than those that are exhibits to the Parent SEC Reports.

(b) Other than as set forth on Schedule 6.8 hereto, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors rights. Correct and complete copies of all Parent material Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of the Parent for Contracts that would be Parent material Contracts have been heretofore delivered to the Company.

(c) Neither the Parent nor, to the Parent’s Knowledge, any other party thereto is in material breach or default of, and no event has occurred which with notice or lapse of time or both would become a material breach or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Parent. Each Contract to which the Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Parent.

6.9 Affiliate Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, executive officer, director or stockholder of the Parent or a member of his or her immediate family has any Liability to the Parent nor does the Parent have any Liability (or is committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of the Parent. To the Parent’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Parent is affiliated or with whom the Parent has a material contractual relationship, or any Person that competes with the Parent, except that each employee, stockholder, officer or director of the Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Parent. To the Parent’s Knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Parent).

6.10 Proxy Statement. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by the Parent in connection with the Merger, or any of the amendments or supplements thereto (as defined below) will, at the time such documents are filed with the SEC, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Such documents will each comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

6.11 Proceedings. Except as set forth in the Parent SEC Reports, or as would not have a Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of the Parent, threatened against the Parent or the Merger Subsidiary, or any of their assets and to the Parent’s Knowledge, there is no basis for any Proceeding against the Parent or the Merger Subsidiary or any of its assets. The Parent or the Merger Subsidiary is not subject to any Order of any Governmental Agency.

6.12 Compliance with Laws. Except as set forth on Schedule 6.12 hereto, the Parent and the Merger Subsidiary are in compliance in all material respects, with all applicable Laws and Orders. No written notice has been received by the Parent or the Merger Subsidiary alleging a violation of, or Liability or potential responsibility under, any such Law or Order. To the Parent’s Knowledge, since its incorporation, there has been no change in any applicable Laws that would have a Material Adverse Effect and there is no impending change in any applicable Laws that would have a Material Adverse Effect.

6.13 Environmental Matters. The Parent has complied in all material respects with all applicable Environmental Laws. The Parent has not received any written notice, demand, letter, claim or request for information alleging that the Parent may be in violation of or liable under any Environmental Law. The Parent is not subject to any Orders, decrees, injunctions or other arrangements with any Governmental Agency or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

6.14 Proprietary Rights. The Parent does not own, license or otherwise have any right, title or interest in any material Proprietary Rights.

6.15 Brokerage. Except as set forth on Schedule 6.15, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Parent or the Merger Subsidiary.

6.16 American Stock Exchange Quotation. The Parent Units are quoted on the AMEX. There is no action or Proceeding pending or, to the Parent’s Knowledge, threatened against the Parent by AMEX or NASD with respect to any intention by such entities to prohibit or terminate the quotation of the Parent Units on the AMEX. The Parent has not received notice from the AMEX to the effect that the Parent is not in compliance with the listing or maintenance requirements of the AMEX. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

6.17 Listing and Maintenance Requirements. The Parent Units are registered pursuant to Section 15(d) of the Exchange Act, and the Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Units under the Exchange Act nor has the Parent received any notification that the SEC is contemplating terminating such registration.

6.18 Trust Fund.

(a) As of the date hereof and at the Closing Date, the Parent has or its Subsidiaries have and will have at least $246,300,000 (the “Trust Fund”), invested in U.S. government securities or in money market funds in a trust account at Banc of America LLC (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement between the Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to the Parent, its Subsidiaries or designees the Trust Fund held in the Trust Account, which Trust Fund will be (i) free of any Lien, Proceeding or Order whatsoever, after taking into account (A) the Conversion Payments (B) the deferred underwriters discount of up to $7,500,000 and any accrued and unpaid expenses and (ii) an amount at least equal to the Cash Consideration.

(b) Effective as of the Effective Time, the obligations of the Parent to dissolve or liquidate within the specified time period contained in the Parent Charter will terminate, and effective as of the Effective Time the Parent shall have no obligation whatsoever to dissolve and liquidate the assets of the Parent by reason of the consummation of the Merger or the transactions contemplated thereby. Following the Effective Time, no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the transactions contemplated thereby and demands, contemporaneous with such vote, that Parent convert such stockholder’s IPO Shares into a Conversion Payment pursuant to the Parent Charter.

(c) The Parent has the ability and intention to pay the Cash Consideration entirely from the Trust Fund and will not seek additional financing, whether debt or equity, to consummate the transactions contemplated by this Agreement.

6.19 Investment Company Act. The Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.20 Confidentiality Agreement. The Parent and its Affiliates and their representatives that are subject to the Confidentiality Agreement have complied in all material respects with the terms of the Confidentiality Agreement including, without limitation, the restrictions on contacting other potential acquirers of the Shares. The Parent has destroyed, and has caused its officers, directors, employees, agents and Affiliates to destroy, all “quarterly business reviews” of the Company provided to it (whether in electronic or printed form) prior to the date hereof, including deleting such information from the Parent’s electronic data systems.

6.21 Investigation; No Additional Representations; No Reliance, etc. The Parent and Merger Subsidiary acknowledge that the Company has not made nor shall it be deemed to have made any representation or warranty, express or implied, with respect to itself, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth in Article V of this Agreement. The Parent and the Merger Subsidiary acknowledge and agree that (a) they have made their own inquiry and investigation into the Business and the Company, and (b) they have been, or pursuant to the terms of this Agreement, will be, furnished with, or given adequate access to such information about the Business and the Company as they have requested except as otherwise indicated herein.

6.22 Full Disclosure. None of the representations and warranties made by the Parent in this Agreement, as modified by the Parent Disclosure Schedule, contain, as brought down by an officer’s certificate delivered pursuant to Section 3.2(e)(iii) hereof, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY

As an inducement to the Company to enter into this Agreement, the Parent and the Merger Subsidiary represent and warrant to the Company and the Stockholders’ Representative as follows:

7.1 Organization and Power; Reporting. The Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Merger Subsidiary is a direct, wholly-owned subsidiary of the Parent. The Merger Subsidiary has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

7.2 Authorization. The Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Subsidiary. The Parent, in its capacity as sole stockholder of the Merger Subsidiary, will approve this Agreement on the date hereof and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by the Merger Subsidiary and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of the Merger Subsidiary, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

7.3 Non-Contravention. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the by-laws of the Merger Subsidiary.

7.4 No Business Activities. The Merger Subsidiary is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on, and prior to the Closing will not carry on, any business or engage in any activities other than those reasonably related to the Merger. The Merger Subsidiary has no Subsidiaries and does not own any equity, profit or voting interest in any Person or have any Contract to do the same.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Preparation of Proxy Statement.

(a) As soon as practicable following the date of this Agreement, but no later than February 12, 2008, the Parent shall, with the cooperation of the Company, prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (the “Proxy Statement”) in preliminary form provided that if the Parent is otherwise ready, willing and able to file the Proxy Statement but is delayed in doing so solely by the Company’s failure (whether or not in the Company’s control) to provide the Company’s financial statements for the period ended September 30, 2007, the filing date shall be extended (x) one (1) Business Day for each day that the Company is the sole cause of such delay plus (y) three (3) Business Days. The Proxy Statement shall:

(i) Request approval from the Parent’s stockholders of the Merger and this Agreement upon the terms set forth herein and the issuance of the Parent Units;

(ii) Include the Parent’s Board of Directors recommendation to vote for the Merger, subject to Section 8.1(e); and

(iii) Request such other approvals as the parties may determine are necessary or desirable. The Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the Unit Consideration.

The Proxy Statement shall be filed in preliminary form in accordance with the Exchange Act, and each of Company and the Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Parent shall use its reasonable best efforts to (1) prepare and file with the SEC the definitive Proxy Statement, (2) cause the definitive Proxy Statement, including any amendment or supplement thereto to be approved by the SEC, and (3) to cause the definitive Proxy Statement to be mailed to the Parent’s stockholders as promptly as practicable after the SEC has approved it. The Parent shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and each of the Parent and the Company shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The parties hereto shall use all commercially reasonable efforts to have the Proxy Statement approved by the SEC as promptly as practicable after such filing. The Parent and its counsel shall obtain from the Company such information required to be included in the Proxy Statement and, after consultation with the Company and its counsel, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Parent shall allow the Company’s full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto. The Company’s independent accountants shall assist the Parent and its counsel in preparing the Proxy Statement. The Company shall ensure that any information furnished by the Company to the Parent that is designated in writing by the Company for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company shall furnish the 2007 Financial Statements as soon as they become available (and in any event prior to March 31, 2008), and such unaudited financial statements as may be required under the rules and regulations of the SEC for inclusion in the Proxy Statement as soon as they become available (and in any event prior to the 135th day after the date of the financial statements already included in such proxy on file with the SEC); provided, that if the Company has used its commercially reasonable efforts to provide the 2007 Financial Statements, the Company’s failure to meet either such deadline shall only result in the deferral of the dates set forth in the definition of “Purchase Price” and Section 10.1(c)(ii) and Section 10.1(d). The Stockholders’ Representative shall make itself available to the Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, at the Parent’s request, the Stockholders’ Representative shall confirm in writing to the Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and does not object to the Company information contained therein.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify the Parent of such event, and the Company and the Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Parent’s stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to the Parent or Merger Subsidiary, or any change occurs with respect to other information supplied by the Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Parent shall promptly notify the Company of such event, and the Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Parent’s stockholders.

(e) The Parent shall, promptly after the Proxy Statement is cleared by the SEC, take all action necessary to duly call, give notice of, convene and hold a special meeting of its stockholders in accordance with all applicable Law and the Parent Charter and by-laws (the “Parent Stockholders Meeting”) as soon as practicable after the Proxy Statement is cleared by the SEC. The Parent shall consult with the Company on the date for the Parent Stockholders Meeting. The Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Parent’s stockholders as soon as practicable after the Proxy Statement is cleared but in any event, the Parent shall mail the Proxy Statement within three (3) business days after the SEC clears the Proxy Statement. The Parent shall, through its board of directors, recommend to its stockholders that they approve the Merger, this Agreement, and the transactions contemplated herein, unless the Parent’s board of directors reasonably concludes, upon consultation with its outside legal counsel, that the fiduciary duties of the board of directors under applicable law prohibit it from doing so, in which event the Company shall have the rights set forth in Section 10.1 hereof.

(f) The Parent shall comply with all applicable federal and state securities laws in all material respects with respect to the filing of the Proxy Statement and the issuance of the Unit Consideration.

(g) Each of the parties hereto acknowledge that the Parent Units issued to the stockholders of Holdings and Optionholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and agree to fully cooperate with Parent in its efforts to ensure that the Parent Units may be issued pursuant to such private placement exemption. Such Parent Units shall be subject to a Registration Rights/Lockup Agreement; provided that in the event that Parent, based on written advice of its counsel, has determined that the Parent Units to be issued pursuant to this Agreement cannot be issued under the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, then the Parent shall take all legally permissible action necessary to prepare and file, on a timely basis, a registration statement on Form S-4 with the SEC which registers the issuance of the shares issued as Unit Consideration pursuant to this Agreement (the “Form S-4 Alternative”). Parent shall use, and shall cause its officers, employees, agents, advisors or other representatives to use, their respective commercially reasonable efforts to effectuate the foregoing (and fully cooperate with the other parties), including, without limitation, preparing and filing all applications, documents and forms necessary to register the Parent Units on an effective registration statement on Form S-4. In the event that Parent Units are issued pursuant to the Form S-4 Alternative, no Parent Units (or certificates therefor) shall be issued in exchange for any Certificates to any person who, prior to the Effective Time, may be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company until such person has delivered to Parent and the Company a duly executed affiliate agreement in the form provided by Parent.

8.2 Access to Information: Confidentiality.

(a) Upon reasonable notice, each party shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, Contracts, commitments, records, officers and employees as the other party may reasonably require to obtain SEC approval of the Proxy Statement; provided that prior to the Closing, neither the Parent nor any of its officers, directors, Affiliates, or agents shall contact the Company’s customers or employees (other than Toni Portmann and Tom Andrus) without the prior written consent of the Company.

(b) Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to: (i) information which was known to the one party or its agents prior to receipt from the other party; (ii) information which is or becomes generally known to the public without the breach of any duty or obligation to the party asserting the confidential nature of such information; (iii) information acquired by a party or its agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by Law or AMEX; provided, however, that while any such disclosure will not be a breach of this Agreement, the disclosed information shall continue to be confidential information for purposes of this Agreement unless one of the other exceptions noted above is applicable. The Company and the Parent may disclose such non-public information to advisors retained by either the Company or the Parent, provided that any party to whom such information is disclosed shall be bound by confidentiality obligations as least as restrictive as those set forth herein, which obligations shall be directly enforceable by the Company or the Parent, as appropriate, either as a party to such arrangements or as a third party beneficiary thereunder, and shall be specifically advised that the federal securities laws in the United States prohibit trading in securities of an issuer when in possession of material non-public information relating to such issuer. In the event this Agreement is terminated as provided in Article X hereof, each party (A) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (B) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby. In the event this Agreement is terminated pursuant to its terms, the Parent shall not, and shall cause its Affiliates, employees, representatives and agents not to, use any information obtained by it or its representatives, agents, lenders and investors about the Company to, and the Parent and the Merger Subsidiary otherwise shall not (A) contact, solicit or employ any current employees of the Company identified to them by the Company (whether or not previously known by the Parent) for a period of eighteen (18) months following the termination of this Agreement, provided that the foregoing shall not prohibit the contact, solicitation or employment of such employees pursuant to any general public solicitation not directed specifically to such employees, (B) attempt to induce the Company’s clients or customers identified to them by the Company to reduce their business or services obtained from, or provided to, the Company, in any case, for the longer of six (6) months following the termination of this Agreement or twelve (12) months from the date hereof, or (c) disparage the Company, its senior management or its Affiliates, for a period of twelve (12) months from the date this Agreement is terminated.

8.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Agency in order to consummate the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to the Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement.

8.4 HSR Act. As promptly as practicable after the date of this Agreement, but no later than ten (10) days after the date hereof, the Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Agencies. The Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Agency regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any Proceeding by or before any Governmental Agency with respect to such transactions and (c) keep the other reasonably informed as to the status of any such Proceeding. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Parent; provided that if the Closing occurs, the Company Transaction Fees shall be increased by one-half of such filing fees.

8.5 Notification of Certain Matters.

(a) The Company shall use commercially reasonable efforts to give prompt notice to the Parent, and the Parent shall use commercially reasonable efforts to give prompt notice to the Company, to the extent that either acquires Knowledge of (a) the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of the Parent, the Merger Subsidiary or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Except as set forth in Section 8.12, none of these disclosures shall be deemed to affect any representation or warranty hereunder.

(b) The Company shall provide the Parent written notice within ten (10) Business Days after the occurrence of any of the following:

(i) the payment or entry into any commitment or transaction outside of the ordinary course of business in excess of $1,000,000 in any individual case or $5,000,000 in the aggregate;

(ii) the offer of any material early payment terms to any customer or reduction of the pricing terms of any Contract with a customer involving billings in excess of $5,000,000 for the year ended December 31, 2007, other than in the ordinary course of business;

(iii) the hiring or termination of any employee earning more than $250,000 in salary annually; or

(iv) the material modification, amendment or termination of any lease for Leased Real Property.

(c) The Parent shall keep the Company reasonably informed of the status of its communications with the Parent’s stockholders regarding the Merger, including, but not limited to, providing the Company, upon request, bi-weekly updates, in reasonable detail (i) the names of such stockholder, (ii) the amount of IPO Shares owned by such stockholder (if known), (iii) and the general contents of such communications.

8.6 Public Announcements and Investor Presentations. The Parent and the Company shall jointly develop and approve all press releases and other public statements and communications (including investor presentations and call transcripts and any other communications that would require a filing under the Securities Act or the Exchange Act) with respect to this Agreement and the transactions contemplated hereby, which approval shall not be unreasonably withheld. The Parent and the Company shall mutually agree upon the form and content of any such press release, public statement or communication by the Parent, the Merger Subsidiary or the Company, with respect to this Agreement or the transactions contemplated hereby, which approval shall not be unreasonably withheld. In addition to the foregoing, except to the extent required by applicable Law or AMEX neither the Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition, results of operations, or prospects without the consent of the other party, which approval will not be unreasonably withheld. Subject to the other terms and conditions of this Agreement, the Parent shall be permitted to distribute publicly issued or filed documents including, but not limited to press releases, investor presentations, proxy statements and other public materials related to this Agreement to Persons directly involved in public equity investing (including research analysts). The Parent shall also be permitted to issue a press release mutually agreeable to the Parent and the Company regarding the announcement of the transactions contemplated by this Agreement through a public distribution outlet, such as PR News Wire. All other distributions and distribution lists shall require the Company’s prior written consent, which shall not be unreasonably withheld.

8.7 Transfer Taxes. Each of the Parent, the Merger Subsidiary and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby.

8.8 Trust Fund Closing Confirmation.

(a) Promptly following satisfaction of the conditions set forth in Section 3.1(b), the Parent or a Subsidiary of the Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Effective Time, the Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to the Company confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to the Parent upon consummation of the Merger.

8.9 No Securities Transaction. The Company shall not directly or indirectly, engage in any transactions involving securities of the Parent prior to the earlier of the making of public announcement regarding (a) the Closing of the transactions contemplated by this Agreement, or (b) the termination of this Agreement.

8.10 Employee Matters.

(a) The Parent agrees to provide any required notice under WARN and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby. In addition, except as provided in the definition of Company Transaction Fees, the Parent further agrees to be solely responsible for all terminations and severance benefits, costs, charges and liabilities of any nature incurred with respect to any employee of the Surviving Company (“Company Employee”) arising after the Closing, including, without limitation, any claims arising out of or relating to any Company Plan or any plant closing, mass layoff, termination or similar event under applicable Law occurring after the Closing.

(b) Prior to the Closing Date, Holdings shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be an “excess parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, before the vote is submitted to stockholders, Holdings shall provide adequate disclosure to the stockholders of Holdings of all material facts concerning all payments that, but for such vote, could be deemed “excess parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Parent shall have the right to review and comment on all documents to be delivered to Holdings’ stockholders in connection with such vote but the Company shall have the right to reject such comments if in the opinion of its outside counsel such disclosure is not reasonably necessary to comply with the disclosure requirements of this Section 8.10(b).

8.11 Assumption of Company Indebtedness. The Parent acknowledges that at the Closing Date, the Company will have outstanding the Closing Indebtedness set forth on Schedule 8.11(a) hereto. The Parent agrees that the Surviving Company may assume such Closing Indebtedness on its existing terms and conditions, except that the guaranty of H.I.G. Capital Partners III L.P shall terminate. Prior to the Closing Date, the Parent shall not seek or incur any Indebtedness other than the Closing Indebtedness, provided that to the extent that the Surviving Company does not assume such Closing Indebtedness, the Parent may seek post-closing financing of not more than $100,000,000 from the Persons set forth on Schedule 8.11(b) hereto. In the event that the Parent elects not to procure financing from the Person’s set forth on Schedule 8.11(b), the Parent shall have the right to seek other financing not to exceed $100,000,000 in principal amount if it first obtains the written consent of the Company, which consent shall not be unreasonably withheld. Prior to the Closing, without the Company’s consent, the Parent agrees not to seek to amend or modify the terms or conditions of any such Closing Indebtedness without the Company’s designee being present at any meeting at which such amendment or modification is discussed. The Company shall use its commercially reasonable efforts to be present at any meeting at which the Parent is seeking to discuss the Closing Indebtedness with the lenders of such Indebtedness. The Parent agrees to cause the guaranty of H.I.G. Capital Partners III L.P. to terminate on the Closing Date.

8.12 Schedules Bring Down.

(a) The representations and warranties of the Company contained in this Agreement and all information delivered in the Company Disclosure Schedule relating to the Company’s representations and warranties, or any schedule hereto or in the certificates delivered by the Company to the Parent and/or the Merger Subsidiary pursuant to Section 3.2 hereof shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date to which such representations and warranties relate throughout such representations and warranties; provided, however, that the Company Disclosure Schedules relating to the Company’s representations and warranties delivered to the Parent and the Merger Subsidiary as of the date hereof (other than as to Sections 5.1 through 5.3 and 5.17(c)) shall be permitted to be revised and amended as of the Closing Date to reflect events and circumstances occurring after the date that is 90 days after the date hereof pursuant to the terms and conditions of Section 8.12(c) below.

(b) The representations and warranties of the Parent and the Merger Subsidiary contained in this Agreement and all information delivered in the Parent Disclosure Schedule relating to the Parent’s and the Merger Subsidiary’s representations and warranties, or any schedule hereto or in the certificates delivered by Parent to the Company pursuant to Section 3.3 hereof shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties; provided, however, that the Parent Disclosure Schedule relating to the Parent’s and the Merger Subsidiary’s representations and warranties delivered to the Company as of the date hereof (other than as to Sections 6.1 through 6.3) shall be permitted to be revised and amended as of the Closing Date to reflect events and circumstances occurring after the date that is 90 days after the date hereof pursuant to the terms and conditions of Section 8.12(c) below.

(c) The Parent and the Company agree to provide each other with any revised and amended Company Disclosure Schedules relating to the Company’s representations and warranties or Parent Disclosure Schedules relating to the Parent’s and the Merger Subsidiary’s representations and warranties, as the case may be, pursuant to this Section 8.12(c) no later than five (5) Business Days prior to the Closing Date or as mutually agreed upon by the Parent and the Company. If the revision or amendment to the Company Disclosure Schedules relating to the Company’s representations and warranties reflects events or circumstances that occurred (i) prior to or within ninety (90) days from the date hereof, or (ii) after ninety (90) days from the date hereof and outside the ordinary course of business of the Company, the Parent shall be entitled to indemnification for such events or circumstances notwithstanding the disclosure thereof, but the corresponding representation and warranty shall be deemed to be correct for purposes of Section 3.3 (a)(i). If the revision or amendment to such Company Disclosure Schedules reflects events or circumstances that occurred after ninety (90) days from the date hereof in the ordinary course of business of the Company, the representation and warranty shall be modified thereby for purposes of indemnification and for purposes of Section 3.3 (a)(i). If the revision or amendment to the Parent Disclosure Schedules relating to the Parent’s or the Merger Subsidiary’s representations and warranties reflects events or circumstances that occurred (i) prior to or within ninety (90) days from the date hereof, or (ii) after ninety (90) days from the date hereof and outside the ordinary course of business of the Parent, the Company shall be entitled to indemnification for such events or circumstances notwithstanding the disclosure thereof, but the corresponding representation and warranty shall be deemed to be correct for purposes of Section 3.2 (a)(i). If the revision or amendment to such Parent Disclosure Schedules reflects events or circumstances that occurred after ninety (90) days from the date hereof in the ordinary course of business of the Parent, the representation and warranty shall be modified thereby for purposes of indemnification and for purposes of Section 3.2 (a)(i). In the event that a party revises or amends the Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be, pursuant to this Section 8.12(c), the other party shall have the right until the earlier of (A) twenty (20) Business Days from the date that the disclosing party provides in writing the information reasonably available to it pertaining to the events and circumstances set forth on the amended or revised Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be, or (B) the Closing Date, to terminate this Agreement on the basis that the amended or revised Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be, disclose events or circumstances that constitute a Material

Adverse Effect. For purposes of this Section 8.12(c), in determining whether an amended Company Disclosure Schedule or Parent Disclosure Schedule discloses a breach of a representation or warranty that would have a Material Adverse Effect the parties shall calculate the effect on the Company or the Parent from the first dollar of Losses incurred in connection therewith. If the party to which such amended or revised Company Disclosure Schedules or Parent Disclosure Schedules have been delivered does not terminate this Agreement within such time period, the events and circumstances set forth on the revised schedules shall, in and of themselves, be deemed not to constitute a Material Adverse Effect for purposes of Sections 3.2(a), 3.3(a) and 10.4 and such party shall not later have the right to terminate this Agreement or fail to consummate the transactions contemplated hereunder solely on the basis thereof. If the Parent terminates this Agreement pursuant to this Section 8.12(c) and the Parent’s obligation to pay a break-up fee pursuant to Section 10.4 hereof would otherwise have previously existed, then Parent shall pay such break-up fee. If the Parent terminates this Agreement pursuant to this Section 8.12(c) and the Parent is not otherwise then obligated to pay the break up fee, then no break up fee shall be due and payable hereunder. For purposes of this Section 8.12(c) and Article XI, “ordinary course of business” means any event or circumstance that occurs in the ordinary course of the Company’s or Parent’s, as the case may be, business, consistent with past practices and which occurs with a similar frequency and in a similar amount as other reasonably similar occurrences or circumstances.

8.13 Exclusivity.

(a) Prior to July 31, 2008, the Company shall not, and the Company shall use its commercially reasonable efforts to cause each of its officers, directors, Affiliates, employees, representatives and agents not to, directly or indirectly, (i) initiate or solicit any inquiry, proposal, offer or discussion with any Person (other than the Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company (an “Alternative Transaction”), (ii) furnish any non-public information concerning the Business, properties or assets of the Company or any division of the Company to any Person (other than to the Parent or in the ordinary course of business), or (iii) engage in discussions or negotiations with any party (other than the Parent) concerning any such transaction. The Company shall not, directly or indirectly, prior to the termination of this Agreement, (A) enter into any binding agreement relating to any Alternative Transaction, or (B) furnish any non-public information concerning the Business, properties or assets of the Company or any division of the Company to any Person (other than to the Parent or in the ordinary course of business) unless such Person executes and delivers to the Company a confidentiality agreement.

(b) The Company shall promptly notify any party with which discussions or negotiations of the nature described in Section 8.13(a) hereof above were pending prior to the date hereof that the Company is terminating such discussions or negotiations.

ARTICLE IX

POST CLOSING COVENANTS

9.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XI). The Company acknowledges and agrees that from and after the Closing, subject to Section 4.5, the Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company; provided, however, that after Closing, the Parent shall provide to the Stockholders’ Representative reasonable access to and the right to copy such documents, books, records (including Tax records), agreements, and financial data where the Stockholders’ Representative has a legitimate purpose, including without limitation, in the event of an Internal Revenue Service audit and subject to the execution of a customary confidentiality agreement.

ARTICLE X

TERMINATION AND ABANDONMENT

10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of the Parent, the Merger Subsidiary and the Company;

(b) By the Parent or the Company, if any permanent injunction or other Order of a court or other competent Governmental Agency preventing the consummation of the Merger shall have become final and nonappealable;

(c) By the Company, if (i) on the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Parent or the Merger Subsidiary contained in this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by the Parent, or is not cured within thirty (30) days of the Company delivering written notice of such breach; (ii) (A) the Parent has not filed its preliminary Proxy Statement with the SEC on or before February 12, 2008, or (B) such Proxy Statement has not been approved by the SEC by August 9, 2008; provided that, if the Parent is otherwise ready, willing and able to file the Proxy Statement or an amendment thereto but is delayed in doing so solely by the Company’s failure (whether or not within the Company’s control) to provide material information about itself that is required by the SEC to be included in the Proxy Statement (but in the case of Section 10.1(c)(ii)(A) limited only to the Company’s financial statements for the period ended September 30, 2007), the dates set forth in this Section 10.1(c)(ii) shall be extended (x) one (1) Business Day for each Business Day that the Company is the sole cause of such delayed filing plus (y) three (3) Business Days; (iii) the Parent has not held its Parent Stockholders Meeting to approve the Merger or the Closing has not occurred within thirty-five (35) days of approval of the Proxy Statement by the SEC; (iv) the Parent Units are no longer listed on AMEX or a comparable stock exchange or the last sales price of the Parent Units is below $6.75 (as adjusted for stock splits and other similar events) for 15 or more of any 20 consecutive Business Days and the Company terminates this Agreement within 20 Business Days of the last day of such 20 consecutive Business Day period; (v) the Parent’s board of directors has withdrawn or changed its recommendation to its stockholders regarding the Merger; or (vi) this Agreement and the transactions contemplated hereby shall fail to be approved and adopted, at a meeting of stockholders, by the affirmative vote of the holders of a majority of IPO Shares under the Parent Charter or the holders of 30% or more of the IPO Shares entitled to vote on the Merger elect to convert their IPO Shares into cash from the Trust Fund;

(d) By the Company, if the Merger shall not have been consummated on or before October 1, 2008; provided that, if the Parent is otherwise ready, willing and able to file the Proxy Statement or an amendment thereto but is delayed in doing so solely by the Company’s failure (whether or not within the Company’s control) to provide material information about itself that is required by the SEC to be included in the Proxy Statement or any amendment thereto, the date set forth in this Section 10.1(d) shall be extended (i) one (1) Business Day for each Business Day that the Company is the sole cause of such delayed filing plus (ii) three (3) Business Days; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available if the Company’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(e) By the Parent, if (i) on or prior to the Closing Date there shall have been a material breach of any covenant or agreement on the part of the Company contained in this Agreement, which breach (A) would, individually or in the aggregate with all other such breaches of covenants, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within thirty (30) days of the Parent delivering written notice of such breach, (ii) subject to Section 8.12(c), the Company shall have experienced a Material Adverse Effect, or (iii) this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of IPO Shares under the Parent Charter or the holders of 30% or more of the IPO Shares entitled to vote on the Merger elect to convert their IPO Shares into cash from the Trust Fund;

(f) By the Parent, if the Merger shall not have been consummated on or before December 31, 2008 and the Parent has funded the $1,000,000 portion of the break-up fee provided in Section 10.4 hereof; provided, that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available if the Parent’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; and

(g) By either the Parent or the Company pursuant to Section 8.12(c) hereof.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 hereof, the obligations of the parties under this Agreement shall terminate and there shall be no Liability on the part of any party hereto except for the obligations in the confidentiality provisions hereof, the obligations in Section 8.2 hereof and all of the provisions of Section 10.2, Section 10.3, Section 10.4 and Section 13.10 through and including Section 13.14 hereof; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

10.3 Trust Fund Waiver. The Company acknowledges that, except for a portion of the interest earned on the amounts held in the Trust Fund to which the Parent is entitled to, the Parent and its Subsidiaries may disburse monies from the Trust Fund only: (a) to the Parent’s public stockholders in the event of the redemption of their shares or the dissolution and liquidation of the Parent, (b) to the Parent (or a Subsidiary thereof) and Deutsche Bank Securities (with respect to Deutsche Bank Securities’ deferred underwriting compensation only) after the Parent consummates a Business Combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which the Parent completes a business combination, all in accordance with the Parent Charter and the Trust Agreement. The Company agrees that, notwithstanding anything to the contrary in this Agreement, it does not now have, and shall not at any time prior to the Closing have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, on the one hand, and the Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.3 as the “Trust Claims”). Notwithstanding anything to the contrary in this Agreement, the Company hereby irrevocably waives any Trust Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Parent for money damages, the Parent shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

10.4 Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that (a) if the Closing occurs, the Parent shall fund the Company SEC Fees and the Company Transaction Fees shall be reduced accordingly, and (b) if, and only if, either (A) the Company terminates this Agreement pursuant to Sections 10.1(c)(iii) (c)(v), (c)(vi) or (d) hereof and the Company has not been previously notified in writing that it is in material breach of this Agreement or has not suffered a Material Adverse Effect, or (B) the Parent terminates this Agreement pursuant to Sections 10.1(f) or 10.1(e)(iii) hereof, the Parent shall pay the Company an aggregate break-up fee of $3,500,000 consisting of (i) $1,000,000 within five (5) days of such termination (except as set forth in Section 10.1(f) hereof), and (ii) $2,500,000 upon the occurrence of a Parent Alternative Transaction, if any.

ARTICLE XI

REMEDIES FOR BREACH OF AGREEMENT

11.1 Survival of Representations and Warranties. Other than the representations and warranties set forth in Sections 5.13 and 6.13 (Environmental) and 5.14 (Taxes) hereof, which shall survive for their respective statutory period, and Sections 6.1 and 7.1 (Organization), 6.2 and 7.2 (Authorization), and 6.3 (Capitalization) hereof which shall survive indefinitely, all of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until the later of (i) the date that the Parent’s independent auditor issues its opinion on the Parent’s financial statements for the fiscal year ending December 31, 2008; or (ii) the date which is twelve (12) months from the Closing Date, but in any event not later than eighteen (18) months from the date of this Agreement (“Survival Period”). In order for a notice to be properly given within the Survival Period, the notice must state in reasonable detail the indemnification claim, the representation, warranty or covenant breached thereby, the actual Losses resulting, or reasonably expected to result, therefrom and such other information as reasonably necessary for a Person to qualify and quantify the alleged indemnifiable Loss, in each case to the extent reasonably available to the Person delivering such notice.

11.2 Indemnification.

(a) Indemnification Provisions for Benefit of the Parent. In the event that the Merger closes and the Company misrepresents or breaches any of its representations, warranties (as of the Closing Date) or covenants contained in this Agreement or in the certificates delivered pursuant to Section 3.3(c) hereof or the Parent incurs any Losses as a result of or in connection with the Retained Litigation, the India Earnout Payments or the Severance Payments, and the Parent makes a written claim for indemnification against the Company within the applicable Survival Period or, with respect to the Retained Litigation, the India Earnout Payments or the Severance Payments, within 60 days of the final settlement thereof, then the Parent shall be entitled to recover from the Escrow Agent out of the Escrow Fund all actual Losses (for the avoidance of doubt, Losses shall not include Taxes incurred in a taxable period ending after the Closing Date due to a reduction in losses (generated during a Pre-Closing Period)) that the Parent or its direct or indirect Subsidiaries (including, without limitation, the Surviving Company) may suffer through and after the date of the claim for indemnification resulting from, arising out of, or relating to, such misrepresentation or breach or the Retained Litigation, India Earnout Payments or Severance Payments; provided that the Parent shall not be entitled to indemnification until such time as such aggregate Losses exceed $500,000 (other than for breaches of Section 5.17(c) hereof or with respect to the Retained Litigation, the India Earnout Payments or the Severance Payments), at which point the Parent shall be indemnified for all Losses. In addition, the Parent shall be entitled to recover from the Escrow Agent out of the Escrow Fund all Company Transaction Fees not paid at the Closing with a corresponding reduction in the Purchase Price. Except in the event of fraud by the Company, after the Closing the Parent’s, the Merger Subsidiary’s and the Surviving Company’s sole and exclusive remedy for any breach by the Company of its representations, warranties and covenants shall be indemnification out of the Escrow Fund pursuant to the terms of the Escrow Agreement. The Parent and the Merger Subsidiary agree that its Losses shall be net of the reserves on the Closing Date Balance Sheet that are in the same or similar Closing Date Balance Sheet category as such Losses (provided that Losses as a result of or in connection with the Retained Litigation, the Severance Payments and the India Earnout Payments shall only be net of the reserves on the Closing Date Balance Sheet for such Retained Litigation, Severance Payments, or India Earnout Payments, as applicable, and then only if there is a Working Capital Shortfall or Working Capital Surplus), and in addition, with respect to Taxes, Losses shall not include any Taxes that result from transactions or actions taken by the Parent or the Company outside of the ordinary course of business after the Closing (including but not limited to a reduction in losses (generated during a Pre-Closing Period) caused by any action of the Parent, the Company or their Affiliates after Closing). In addition, Losses that are the subject of an adjustment to the Closing Date Balance Sheet shall not be indemnifiable hereunder to the extent the event or circumstance that would otherwise constitute a breach of a representation, warranty or covenant has been previously settled by the Independent Accountant or the parties. The parties hereto agree that (i) the Escrow Fund is a negotiated limitation on the Parent’s and the Merger Subsidiary’s remedies for any and all damages (including liabilities under

Section 12.6 hereof) other than actual fraud, (ii) absent fraud of such stockholder or Optionholder, the stockholders and Optionholders of Holdings shall have no liability to Parent or Merger Subsidiary for any Losses of any kind or nature (including liabilities under Section 12.6 hereof) in excess of the Escrow Fund, and (iii) this limitation is a material inducement to the stockholders and Optionholders of Holdings to approve this Agreement. Each of the parties hereto agrees to use commercially reasonable efforts to mitigate any Losses relating to an indemnification claim to the extent feasible.

(b) Indemnification Provisions for Benefit of the Stockholders. In the event that the Merger closes and the Parent or Merger Subsidiary misrepresents or breaches any of its representations, warranties (as of the Closing Date) or covenants contained in this Agreement or in the certificates delivered pursuant to Section 3.2(e) hereof and the Stockholder Representative makes a written claim for indemnification against the Parent within the applicable Survival Period, then the stockholders and Optionholders of Holdings immediately prior to the Effective Time (the “Company Indemnitees”) shall be entitled to recover from the Parent all actual Losses that the Company Indemnitees may suffer through and after the date of the claim of indemnification resulting from, arising out of, or relating to such misrepresentation or breach; provided that the Company Indemnitees shall not be entitled to indemnification until such time as their aggregate Losses exceed $500,000, at which point the Company Indemnitees shall be indemnified for all Losses up to the extent of the value of the Escrow Fund. The parties hereto agree that (i) the foregoing is a negotiated limitation on the stockholders and Optionholders of Holdings’ remedies for any and all damages other than actual fraud, (ii) absent fraud of the Parent or the Merger Subsidiary, the Parent shall have no liability to the stockholders and Optionholders of Holdings for any Losses of any kind or nature in excess of the value of the Escrow Fund, and (iii) this limitation is a material inducement to the Parent and the Merger Subsidiary to enter into this Agreement.

(c) Calculation of Losses. No recovery for indemnification shall include recovery for special, incidental, punitive or consequential damages unless required by a Governmental Agency to be paid to a third party or paid to a third party as part of a settlement approved by an Indemnitor. All claims for indemnification shall be subject to reduction or offset for (i) any tax benefits actually realized by the Surviving Company or the Parent on or before the one-year anniversary from the date of the claim as a result of the events, the incurrence of liability, or payment, giving rise to such claim (and, to the extent the Parent’s recovery for such claim from the Escrow Fund was not reduced by any tax benefit and such tax benefit is actually realized within such one-year period but after such recovery, the Parent shall pay the amount of such tax benefit to the Escrow Agent or the Stockholder’s Representative if the Escrow Agreement has terminated), and (ii) any insurance proceeds applicable to such claim that are actually received by the Surviving Company or the Parent (net of the reasonable legal fees and expenses incurred to recover the proceeds of such claim). The Parent shall use its commercially reasonable efforts to collect the proceeds of any insurance policy applicable to an indemnification claim. This Section 11.2(b) shall apply to liabilities under Section 12.6.

11.3 Third Party Claims.

(a) Notice. The following procedures shall be applicable with respect to indemnification for third party claims (other than claims for Taxes, which is covered by Section 12.2 hereof). Promptly after receipt by the party seeking indemnification or a right of recovery hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any action or the assertion of any claim, Liability or obligation by a third party (whether by Proceeding or otherwise), against which claim, Liability or obligation the other party to this Agreement or the Stockholders’ Representative, in the case of the Company, (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such claim, process and all legal pleadings, provided that no delay in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced. The Indemnitor shall have the right to participate in the defense of such action with counsel with a national reputation and reasonably acceptable to the Indemnitee and assume the defense of such action; provided that, (i) the Indemnitor may not assume the defense of a third-party claim involving criminal liability or in which only equitable relief is sought against the Indemnitee and (ii) if the Indemnitor does not agree in writing that the

Losses resulting from such action are indemnifiable pursuant to this Article XI, the Indemnitee shall have the right to jointly defend such action and the Indemnitor shall pay the Indemnitee’s reasonable attorney’s fees and expenses regardless of whether the Losses resulting from such action are indemnifiable. In connection with the engagement of counsel or other experts for the Retained Litigation, the Stockholders’ Representative shall obtain the express written acknowledgement of such counsel and other experts that they will be paid solely from disbursements that the Parent receives from the Escrow Fund in respect of Claims therefore, and that they will not seek to collect any of their fees or expenses from the Parent or any of its Affiliates.

(b) Defense. The Indemnitor and the Indemnitee shall cooperate in the defense of any third party claims. In the event that the Indemnitor assumes or participates in the defense of such third party claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such third party claim in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or Liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor, or the Escrow Fund (as applicable) shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with such obligation or Liability subject to this Article XI. No Indemnitor, in the defense of any such claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all Liability with respect to such claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such claim.

(c) Consent. Prior to paying or settling any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld or delayed.

(d) Separate Counsel. An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such claim; (ii) the Indemnitor shall not have employed counsel in the defense of such claim after fifteen (15) days written notice; or (iii) in the written opinion of such Indemnitee’s counsel there is a legal conflict in one counsel representing both the Indemnitor and the Indemnitee; in any of the foregoing events such reasonable fees and expenses shall be borne by the Indemnitor.

ARTICLE XII

TAX MATTERS

12.1 Preparation and Filing of Returns.

After the Closing, for any taxable period of the Company that begins on or before the Closing Date, the Parent shall timely prepare and file with the appropriate taxing authority, all Returns required to be filed by the Company, which returns shall be prepared in a manner consistent with past practice. As long as there is a positive balance in the Escrow Fund, not less than forty-five (45) days prior to the due date of such Returns, the Parent will provide the Stockholders’ Representative with a draft form of the Return (the “Draft Return”). The Stockholders’ Representative will have the right to review the Draft Return and any working papers relating to its preparation and to suggest changes to such Draft Return no later than twenty-five (25) days prior to the due date of such Return. The Parent shall incorporate any changes suggested by the Stockholders’ Representative except for changes for which Parent provides written notification to Stockholders’ Representative, no later than fifteen (15) days prior to the due date of such Returns, that it disagrees with the changes suggested by the Stockholders’ Representative (“Disagreed

Changes”). Parent and Stockholders’ Representative shall attempt to resolve the Disagreed Changes in good faith, but to the extent they are unable to reach a resolution, such matter shall be resolved by a mutually agreed upon independent third-party accountant. Such third-party accountant shall base it determination, to the extent possible, on the past practices of the Company. The costs of such accountant shall be split equally by the parties.

12.2 Controversies.

(a) As long as there is a positive balance in the Escrow Fund, the Stockholders’ Representative shall, at its own expense, have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Company for any Taxes for which the stockholders and Optionholders of Holdings are liable under this Agreement; provided, however, that the Stockholders’ Representative shall not, without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that materially affects or may materially affect the Tax liability of the Parent or any of its Subsidiaries for any taxable year or other taxable period ending after the Closing Date or the portion of the Overlap Period beginning after the Closing Date.

(b) Except as provided in Section 12.2(a), the Parent shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Company or its Subsidiaries; provided, however, that neither the Parent nor its duly appointed representative(s) shall, without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability for which the Stockholders’ Representative is liable under this Agreement.

12.3 Notification.

The Parent, the Company and their Affiliates shall promptly forward to the Stockholders’ Representative all written notifications and other communications from any taxing authority received by the Company relating to any Tax audit or other proceeding relating to the Tax liability of the Company for which the stockholders and Optionholders of Holdings are liable under this Agreement. The failure of the Parent to give the Stockholders’ Representative such written notice shall not excuse the Stockholder Representative of its obligations under Section 12.6 hereof with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication unless (and only then solely to the extent) the Stockholders’ Representative is prejudiced thereby.

12.4 Amended Returns.

As long as there is a positive balance in the Escrow Fund, the Stockholders’ Representative may, at its own expense cause the Company to, amend any Return filed or required to be filed for any taxable years or periods ending on or before the Closing Date; provided, however, that the Stockholders’ Representative shall not amend any such Return that materially and adversely affects or may materially and adversely affect the Tax liability of the Parent, the Company or any Subsidiary of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period ending after the Closing Date, without the prior consent of the Parent, which consent shall not be unreasonably withheld or delayed. In addition, if the Parent disagrees with the position being taken on such amended Return, Parent and Stockholders’ Representative shall attempt to resolve such disagreement in good faith, but to the extent they are unable to reach a resolution, such matter shall be resolved by a mutually agreed upon independent third-party accountant. Such third-party accountant shall base it determination on whether the position being taken on the amended Return has at least a more-likely-than-not chance of success. The costs of such accountant shall be split equally by the parties.

12.5 Apportionment of Taxes.

All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between the Pre-Closing Period and the period after the Closing as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date (provided, however, that any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date). The Parent and the Stockholders’ Representative agree to the extent permitted by applicable Law to elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company.

12.6 Indemnification for Taxes.

The Parent shall be entitled to recover from the Escrow Fund for all Taxes of the Company for any Pre-Closing Period, except to the extent that (i) the aggregate amount of such Taxes does not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Date Balance Sheet, or (ii) such Taxes result from transactions or actions taken by the Parent, the Company or its Subsidiaries outside of the ordinary course of business after the Closing (including but not limited to a reduction in losses (generated during a Pre-Closing Period) caused by any action of the Parent, the Company or their Affiliates after the Closing).

12.7 Refunds.

Any Tax refund (other than as a result of a carryback described in Section 12.8) or settlement (including any interest in respect thereof) received by the Parent or the Company, and any amounts of overpayments of Tax credited against Tax that the Parent or the Company otherwise would be or would have been required to pay that relate to any Pre-Closing Period, in each case only if not set forth as an asset in the Closing Date Balance Sheet, shall be for the account of the Stockholders’ Representative, and the Parent shall pay over to the Stockholders’ Representative any such refund or settlement or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

12.8 Carrybacks.

Any refund arising from the carryback of any net operating loss or other item or attribute arising in a taxable year after the Closing Date to a taxable year ending on or before the Closing Date of the Company or its Subsidiaries shall be for the account of the Parent.

12.9 Post-Closing Access and Cooperation.

The Parent shall cause the Surviving Company to provide the Stockholders’ Representative with such assistance as may be reasonably requested by the Stockholders’ Representative in connection with the preparation of any Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes of the Company, including but not limited to, access to the books and records of the Company and the Affiliates of the Surviving Company. The Parent shall cause the Company to, retain all Returns, schedules, work papers and all material records or other documents relating to Taxes of the Company for the first taxable year or other taxable period ending after the Closing Date and for all prior taxable years or other taxable periods until the later of (a) seven (7) years after the later of filing or the due date of the Return or (b) the expiration of all applicable statutes of limitation, and provide the Stockholders’ Representative with any record or information (including making employees available to such other party for reasonable periods of time) that may be relevant to such Return, audit, proceeding or determination.

12.10 Section 338 Election.

If the Parent makes an election under Section 338 of the Code with respect to the purchase of the shares of Holdings or any of its Subsidiaries or Affiliates, the Parent shall indemnify and hold the stockholders of Holdings and Optionholders harmless for any increase in Holdings’ stockholder’ or Optionholders’ liability for Taxes that result. Any Taxes resulting from any such election shall not be treated as Taxes incurred in a Pre-Closing Period for purposes of this Agreement.

12.11 Tax Treatment of Indemnity Payments.

The Parent and the Stockholders’ Representative agree to treat any indemnity payment made pursuant to Article XI hereof or Section 12.6 hereof as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by applicable Law.

ARTICLE XIII

MISCELLANEOUS

13.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Parent, the Merger Subsidiary, the Company and the Stockholders’ Representative and subject to any restrictions contained in the DGCL. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Whenever any provision of this Agreement requires consent of by or on behalf of a party hereto, such consent must be in writing to be effective.

13.2 Notices. All notices, demands and other communications to be given or delivered to the Parent, the Company, the Stockholders’ Representative or any stockholder of Holdings under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, transmitted by facsimile or telecopy (transmission confirmed) or one (1) Business Day after being sent by reputable overnight courier, to the addresses indicated below (unless another address is so specified in writing):

If to any stockholder of Holdings, the Stockholders’ Representative, or prior to the Closing, to the Company:

H.I.G. Call Center II, Inc.

c/o H.I.G. Capital, LLC

1001 Brickell Bay Dr., Suite 3200

Miami, Florida 33131

Facsimile No: 305-379-2013

Attn: Rick Rosen

If to the Parent or the Merger Subsidiary, to:

Global BPO Services Corp.

High Street Tower, 30th Floor

125 High Street

Boston, Massachusetts 02110

Attn: R. Scott Murray

Facsimile No: 718-898-7649

with a copy to:

Global BPO Services Corp.

High Street Tower, 30th Floor

125 High Street

Boston, Massachusetts 02110

Attn: General Counsel

Facsimile No: 718-898-7649

13.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of the other parties.

13.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

13.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

13.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors of the stockholders of Holdings or stockholders of any of the parties (other than the stockholders of Holdings solely with respect to the right to receive consideration payable in respect of the Shares or to enforce the indemnification obligations of the Parent, in each case, pursuant to the terms of this Agreement).

13.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Letter of Intent dated December 13, 2007.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

13.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.11 Injunctive Relief. Each of the parties hereto agrees that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

13.12 Consent to Jurisdiction; Service of Process. THE COMPANY, AND THE PARENT AND THE MERGER SUBSIDIARY HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE OR

FEDERAL COURTS LOCATED IN DELAWARE IN CONNECTION WITH ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED BY SUCH COURTS.

13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

13.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or the Parent or their respective Affiliates shall have any liability for any obligations or liabilities of the Company or the Parent (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

13.15 Schedules. All references to a Schedule in this Agreement shall be deemed to be references to schedules to the Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

GLOBAL BPO SERVICES CORP.

By:	/s/ R. SCOTT MURRAY
Name:	R. Scott Murray
Title:	President and Chief Executive Officer

RIVER ACQUISITION SUBSIDIARY CORP.

By:	/s/ R. SCOTT MURRAY
Name:	R. Scott Murray
Title:	President and Chief Executive Officer

STREAM HOLDINGS CORPORATION

By:	/s/ RICK ROSEN
Name:	Rick Rosen
Title:	Vice President

Solely for purposes of Sections 2.7(d) and 2.7(e).

H.I.G. Call Center II, Inc.

By:	/s/ RICHARD SIEGAL
Name:	Richard Siegal
Title:	Authorized Signatory

[Signature Page to Merger Agreement]